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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Registration Statement Under the Securities Act of 1933

THE BANK HOLDINGS
(Name of Small Business Issuer in its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	90-0071778 (I.R.S. Employer Identification No.)

9990 Double R Boulevard, Reno, Nevada 89521; (775) 853-8600 (Address and Telephone Number of Principal Executive Offices)
9990 Double R Boulevard, Reno, Nevada 89521 (Address of Principal Place of Business)

Hal Giomi, Chairman & Chief Executive Officer 9990 Double R Boulevard, Reno, Nevada 89521 (775) 853-8600 (Name, Address and Telephone of Agent for Service)

Copies to:
Gary Steven Findley, Esq. Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806 (714) 630-7136	Stephen M. Klein, Esq. Graham & Dunn PC Pier 70; 2801 Alaskan Way, Suite 300 Seattle, Washington 98121 (206) 340-9648

        Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(a)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock, par value $0.01 per share	1,552,500	$11.00	$17,077,500	$1,381.57

Warrants to purchase common stock(2)	310,500	n/a	n/a	n/a

Shares of common stock, par value $0.01 underlying the warrants(3)	310,500	$11.00	$3,415,500	$276.31

TOTAL			$20,493,000	$1,657.88

(1)
Estimated pursuant to Rule 457 solely for the purpose of calculating the amount of the registration fee.

(2)
For every five shares of common stock purchased, a subscriber will receive one warrant to purchase one share at $11.00 per share. No fractional warrants will be issued. The warrants have not been separately valued, but have been factored into the per share offering price.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

[LOGO]

THE BANK HOLDINGS

1,350,000 Shares of Common Stock and
270,000 Warrants for the Purchase of Additional Shares

Price per Share: $11.00

        We are offering for sale up to 1,350,000 shares of common stock at a price of $11.00 per share. For every five shares of common stock you purchase, you will receive a warrant to buy one additional share of common stock at a price of $11.00 per share. Each warrant will be exercisable for a period of 60 days, commencing two years from the date of issuance. We reserve the right to limit the number of shares (and related warrants) that may be purchased by any person or entity, including record holders, such that no shareholder will be entitled to beneficially own, in the aggregate, more than 9.9% of the outstanding shares of our common stock following completion of the offering.

        Before this offering, our common stock was eligible for trading on the Pink Sheets under the symbol "NVDS.PK." To our knowledge, however, no trades have occurred. Upon the closing of this offering, our common stock and warrants will be listed on the Nasdaq Small Cap Market.

Investing in our common stock and warrants involves risks.
See "Risk Factors" beginning on page 5.

	Per Share	Total
Public Offering Price	$11.00	$14,850,000.00
Underwriting Discounts and Commissions	0.77	1,039,500.00
Proceeds to The Bank Holdings	$10.23	$13,810,500.00	(1)

(1)
This amount is the total before deducting legal, accounting, printing or other expenses of the offering payable by us, which are estimated at approximately $335,000. Additionally, we have granted the underwriters an option that expires 30 days after the effective date of this prospectus to purchase up to 202,500 additional shares and 40,500 additional warrants to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        Our common stock and warrants are not savings accounts or savings deposits and are not insured by the FDIC or any other government agency. You may not use a loan from our subsidiary, Nevada Security Bank, to buy our stock, and you may not use our stock as collateral to secure a loan from Nevada Security Bank.

        This prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such offers or solicitation in such jurisdiction.

D.A. Davidson & Co.

The date of this prospectus is                        , 2004

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should carefully read this entire prospectus and other documents to which we refer herein before making a decision to invest in our common stock and warrants, including the risks discussed under the "Risk Factors" section and our financial statements and related notes.

Who We Are

        The Bank Holdings is a bank holding company headquartered in Reno, Nevada. We have a single subsidiary, Nevada Security Bank, and have been its parent since we completed our holding company reorganization and acquired all of its outstanding shares in August, 2003. Our principal executive office is located at 9990 Double R Boulevard, Reno Nevada. Our telephone number is (775) 853-8600.

        Nevada Security Bank is an independent Nevada state-chartered bank which opened for business on December 27, 2001. Nevada Security Bank operates from its head office in Reno, Nevada and its branch office in Incline Village, Nevada. Incline Village is located near Lake Tahoe, Nevada, approximately 25 miles south of Reno, Nevada. In addition, it has received regulatory approval for opening a new branch in the vicinity of Robb Drive and Mae Anne Avenue in Northwest Reno, Nevada. We anticipate that branch will open in approximately September 2004, as construction on the building in which it will be housed is only now commencing. The addresses of the current full-service branch offices are as follows:

Reno:	9990 Double R Boulevard Reno, Nevada 89521 (775) 853-8600	Incline Village:	910 Tahoe Boulevard, Suite 101 Incline Village, Nevada 89451 (775) 832-8100

        Nevada Security Bank also operates a loan production office under the name Silverado Funding which is located at 2893 Sunrise Boulevard, Suite 212, Rancho Cordova, California 95742. This office focuses on government guaranteed loans through the Small Business Administration, or SBA.

        Nevada Security Bank provides a full range of general commercial banking services, primarily catering to small to mid-size businesses and professional concerns, as well as to real estate developers and individuals residing in the greater Reno and Incline Village banking markets.

History and Recent Developments

        The following is an outline of some of the significant events in our history to date:

  •
  Nevada Security Bank commenced operations on December 27, 2001 after having raised approximately $14 million in its initial stock offering.

  •
  Nevada Security Bank incurred pre-opening and operating losses in 2001, 2002 and to date in 2003.

  •
  Nevada Security Bank grew to $151.1 million in assets at September 30, 2003.

  •
  The Bank Holdings became the holding company for Nevada Security Bank in August, 2003.

  •
  In order to assure compliance with the regulatory capital requirements associated with Nevada Security Bank's growth, The Bank Holdings has incurred short-term debt in the amount of $2.125 million as of December 15, 2003. See "REGULATION AND SUPERVISION—Capital Adequacy Requirements."

  •
  The Bank Holdings decided to conduct this offering to fund Nevada Security Bank's continued growth, to repay its short-term debt and for those other reasons as described under the section entitled "USE OF PROCEEDS."

Performance Highlights

        During the two years since our opening, we have experienced significant asset growth, from $14.3 million at December 31, 2001 to $79.7 million at December 31, 2002 and $151.1 million at September 30, 2003. This growth has been the result of extensive personal contacts made by our board and our staff, the many professional affiliations of our managerial team members, and the highly valued banking experience of our core employee group. During this period, we focused on the selection, recruitment and retention of talented bankers, some of whom have over thirty years of banking knowledge and experience in our two markets, and we integrated the latest proven technology available into our product lines.

        Our net loss for the nine months ended September 30, 2003 was $655,000. The loss for 2002, our first full year of operation was $1.765 million and our loss for the shortened 2001 year was $568,000. During this same twenty-two month period, we added two branches and a loan production facility, integrated on-line ATMs, imaged statements, consumer internet banking, and internet based commercial cash management capabilities into our primary deposit and loan product lines.

        We are a "community-oriented bank", offering a wide range of personal consumer and commercial services expected of a locally owned and managed, independently operated financial organization. We have strategic alliances with a well respected local trust company for individuals who require wealth management services, and we are able, and willing to assist individuals looking for long term personal residence financing, with a variety of funding sources.

        The holding company was formed to assist in the realization of our strategic goals, and to finance the bank's growth over subsequent years. As of December 15, 2003, the holding company has borrowed $2.125 million from related parties, and downstreamed $1.850 million to the Bank, in order to ensure that the Bank's capital ratios meet all regulatory guidelines required for the Bank's first three years of operation. It is the intent of this offering that the debt assumed by The Bank Holdings will be repaid upon the successful completion of this offering, and that further capital will be available to the Bank to allow its continued growth.

        Our mission is straight-forward and unequivocal: To be an organization of excellence by:

  •
  Providing quality banking products and services, offered personally and professionally;

  •
  Committing our resources, energy and leadership to our communities;

  •
  Creating value for our shareholders;

  •
  Conducting our business with integrity and respect for all; and

  •
  Fulfilling potential opportunities for growth and development.

        Our business strategy is to increase shareholder and franchise value by continuing to expand our geographic footprint through new branches, regional and/or loan production offices, and/or strategic acquisitions as they may become available. We expect to achieve these goals with our core group of talented and experienced bankers, meeting the needs of our constituent shareholders, customer and employee groups. This will be accomplished by understanding our customers' needs and expectations and addressing each of them in a focused and responsive fashion, on a timely basis.

        Further, we expect to constantly refine and redefine our asset and liability portfolios through growth and product line diversification, increase our base of higher yielding assets as the economic cycle strengthens and improve our efficiency ratio as we leverage our talents and capital.

THE OFFERING

Securities Offered	Up to 1,350,000 shares of our common stock, $0.01 par value and up to 270,000 warrants to purchase one share each of our common stock, $0.01 par value.
Offering Price Per Share of Common Stock	$11.00 per share.
Offering Price Per Warrant
One warrant will be issued for every five shares of common stock purchased, at no additional cost. Any person subscribing to a given number of shares will receive that number of warrants equal to the number of shares subscribed to divided by five, rounded down to the next lowest whole number. We will not issue any fractional warrants.
Per Share Exercise Price of Warrants	$11.00
Transferability of Warrants	The warrants may be transferred separately from the common stock.
Exercise of Warrant	The warrants will be exercisable for a 60 day period which will commence two years after issuance.
Offering Expiration Date	This offering will terminate on , 2004 unless extended to a date not later than , 2004 or terminated earlier, in our sole discretion.
Common Stock Outstanding
As of September 30, 2003, we had 1,405,930 shares of common stock outstanding. Assuming the sale of all 1,350,000 shares in this offering, we would have 2,755,930 shares of common stock outstanding and 270,000 warrants to purchase one share each of common stock outstanding upon the completion of the offering. These numbers exclude the 227,000 shares of common stock issuable upon the exercise of outstanding options issued under our stock option plan.(1)
How to Subscribe
Directly from The Bank Holdings
If you are purchasing directly through us, complete the subscription agreement accompanying this prospectus and deliver it to Pacific Coast Bankers' Bank on or before , 2004 (unless this offering is terminated earlier or extended). The subscription agreement must be accompanied by full payment for all shares subscribed for by certified check, bank check, personal check, wire transfer or money order payable to the order of "Pacific Coast Bankers' Bank for The Bank Holdings Impound Account." Subscriptions made directly through us must be received and be fully paid for by close of business on , 2004.

Directly from D.A. Davidson & Co.
If you are subscribing through D.A. Davidson & Co., you should contact your D.A. Davidson Financial Consultant directly. If you do not currently have a D.A. Davidson Financial Consultant, please contact Marge Sitzmann of D.A. Davidson at (800) 332-5915, ext. 7319.
Escrow Arrangement
Subscriptions made through us directly, and not through D.A. Davidson & Co. will be deposited in a special escrow account with Pacific Coast Bankers' Bank, San Francisco, California. All interest actually earned on such subscriptions while held in escrow will be paid to us after the close of the offering. If this offering is terminated, all funds deposited with them will be promptly refunded in full together with interest actually earned thereon.
Anticipated Use of Capital	We will use the proceeds from this offering for repayment of debt, general corporate and working capital purposes, as well as to support future growth, which may include acquisitions.
Listing of Shares and Warrants	Upon the closing of this offering, the shares and warrants will be listed on the Nasdaq Small Cap Market and will trade separately.

(1)
Unless the context indicates otherwise, all share and per-share information in this prospectus assumes no exercise of the underwriter's over-allotment option, the warrants or other rights to acquire our common stock outstanding as of September 30, 2003.

If You Have Questions Regarding the Offering:

  If you are subscribing for shares directly from The Bank Holdings and you have additional questions, you may contact Hal Giomi, Chairman and Chief Executive Officer at (775) 853-8600.

  If you are purchasing shares through D.A. Davidson & Co. and you have additional questions, you may contact Marge Sitzmann of D.A. Davidson at (800) 332-5915 ext. 7319.

RISK FACTORS

        In addition to the other information provided in this prospectus, you should carefully consider the following risks before deciding whether to invest in our common stock. Investing in our common stock involves risks. The items set forth below are not the only risks we face. Some risks are not yet known to us and there are others we do not currently believe are material but could later turn out to be so. All of these could adversely impair our business, operating results or financial condition. In addition, the trading price of our common stock could decline due to any of the events described in these risks.

Risks Related to Our Company

We may continue to experience losses.

        During the quarter and for the nine months ended September 30, 2003, we generated a net loss of $216,000, and $655,000 as compared to $431,000 and $1.524 million for the same periods in 2002. The losses experienced by us to date have been primarily influenced by the lack of leverage intrinsic to a start-up operation, the costs associated with three operating locations and the personnel costs attributable to providing a well-experienced staff with which we can grow. The level of infrastructure provided is planned to support our growth well beyond its current volume of approximately $151 million in total assets. No assurances can be given that we will be successful in achieving our performance goals or that we will have profitable operations in the future.

Concentrations of real estate loans could subject us to increased risk in the event of a real estate recession or natural disaster.

        Our loan portfolio is strongly concentrated in real estate loans, both commercial and residential. As of September 30, 2003, 80% of our loan portfolio was concentrated in real estate loans. In addition, we have many commercial loans to businesses in the construction and real estate industry. In the event of a real estate recession affecting our market areas in the future, the security for many of our loans could be reduced and the ability of many of our borrowers to pay could decline. Similarly, the occurrence of a natural disaster, such as earthquake, fire or flooding, could impair the value of the collateral we hold for real estate secured loans and negatively impact our results of operations.

Deterioration of local economic conditions could hurt our profitability.

        Our operations are primarily located in Northen Nevada and are concentrated in Reno and Incline Village and surrounding areas. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these areas. The local economy relies heavily on warehousing, manufacturing and tourism. A significant downturn in any or all of these industries could result in a decline in the local economy in general, which could in turn negatively impact us. Additionally, generally adverse local economic conditions in Northern Nevada may have a material adverse effect on our financial condition and results of operations. Poor economic conditions could cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio. Also, if there were significant recessionary conditions in our market area, we could experience an increase in our problem assets.

We may encounter problems in managing our future growth.

        We currently intend to investigate future opportunities for the acquisition or establishment of an additional financial institution and to expand our branch and loan office network. No assurance can be given that we will be able to identify a suitable acquisition target, consummate any such acquisition, obtain approval to organize a new institution or add additional locations. Also, our ability to manage any such growth will depend primarily on our ability to attract and retain qualified personnel, monitor operations, maintain earnings and control costs. Any failure by us to accomplish these goals could result in interruptions in our business plans and could also adversely affect current operations. Our current business plan anticipates aggressive growth which will require maintaining our present infrastructure in order to facilitate that level of growth.

Loss of any of our executive officers or key personnel could be damaging to us.

        We depend upon the skills and reputations of our executive officers and key employees for our future success. The loss of any of these key persons or the inability to attract and retain other key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or attract other qualified persons. All of our current executive officers, with the exception of the President of Nevada Security Bank have been with us since the bank's inception. The current President of Nevada Security Bank joined us during November of 2002. While our Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer and Senior Executive Vice President, Marketing and Sales currently have employment agreements with Nevada Security Bank, we or they may terminate the employment at any time. Also, none of these employment agreements contain any agreement not to compete following termination and, therefore, upon leaving the employ of Nevada Security Bank, any or all of them may become employed by its competitors.

Our performance is subject to interest rate risk.

        Our operations are significantly influenced by general economic conditions and by the related monetary and fiscal policies of the federal government. Deposit flows and the cost of funds are influenced by interest rates of competing investments and general market rates of interest. Lending activities are affected by the demand for loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the availability of funds.

        At the current time, our interest earning asset base is predominantly investments, and loans have not yet reached the percentage of average earning assets reported by our peers. While it is anticipated that loan volumes will increase as a percentage of average earning assets as we grow, there can be no absolute assurance that this will, in fact, occur. Should the distribution of interest earning assets change incrementally or dramatically, our interest rate risk profile would also change.

        Our operations are substantially dependent on our net interest income, which is the difference between the interest income received from our interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities. To reduce exposure to interest rate fluctuations, we seek to manage the balances of our interest sensitive assets and liabilities, and maintain the maturity and repricing of these assets and liabilities at appropriate levels. A mismatch between the amount of rate sensitive assets and rate sensitive liabilities in any time period is referred to as a "gap." Generally, if rate sensitive assets exceed rate sensitive liabilities, the net interest margin will be positively impacted during a rising rate environment and negatively impacted during a declining rate environment. When rate sensitive liabilities exceed rate sensitive assets, the net interest margin will generally be positively impacted during a declining rate environment and negatively impacted during a rising rate environment.

        Increases in the level of interest rates may reduce the amount of loans originated by us, and, thus, the amount of loan and commitment fees, as well as the value of our investment securities and other interest-earning assets. Moreover, fluctuations in interest rates also can result in disintermediation, which is the flow of funds away from depository institutions into direct investments, such as corporate securities and other investment vehicles which, because of the absence of federal deposit insurance, generally pay higher rates of return than depository institutions.

We could experience loan losses which exceed our allowance for loan losses.

        The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower, and, in the case of a collateralized loan, the value and marketability of the collateral. We maintain an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, we make various assumptions and determinations about the ultimate collectibility of our loan portfolio and provide an allowance for losses based upon a percentage of the outstanding balances and for specific loans where their collectibility is considered to be questionable.

        As of December 31, 2002, our allowance for loan losses was approximately $220,000 and at September 30, 2003, it was approximately $767,000. This represents 0.88% and 1.21%, respectively of gross outstanding loans. Although we believe that this allowance is adequate, we can give no assurance that it will be sufficient to cover future loan losses. Although we use the best information available to make our determinations with respect to this allowance, future adjustments may be necessary if economic conditions change substantially from the assumptions used or if negative developments occur with respect to non-performing or performing loans. If our assumptions or conclusions prove to be incorrect and the allowance for loan losses is not adequate to absorb future losses, or if bank regulatory agencies require us to increase our allowance, our earnings and potentially even our capital could be significantly and adversely impacted. Also, our loan portfolio is relatively young and not yet seasoned, making assumptions more difficult and potentially making the portfolio riskier than a fully seasoned portfolio.

We face strong competition which may adversely affect our operating results.

        In recent years, competition for bank customers, the source of deposits and loans, has greatly intensified. This competition includes:

  •
  large national and super-regional banks which have well-established branches and significant market share in many of the communities we serve;

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  finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

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  credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

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  other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service; and

  •
  technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

        By virtue of their larger capital, major banks have substantially larger lending limits then we have and can perform certain functions for their customers which we are not equipped to offer directly, such as trust and international services. Many of these also operate with "economies of scale" which result in lower operating costs than ours on a per loan or per asset basis.

        Other existing single or multi-branch community banks, or new community bank start-ups, have marketing strategies similar to ours. These other community banks can open new branches in the communities we serve and compete directly for customers who want the high level of service community banks offer. Other community banks also compete for the same management personnel and the same potential acquisition and merger candidates. Ultimately, competition can drive down our interest margins and reduce our profitability, as well as make it more difficult to increase the size of our loan portfolio and deposit base. See "BUSINESS—Competition."

We do not expect to pay any cash dividends in the foreseeable future.

        We have not paid any cash dividends to date, nor did Nevada Security Bank prior to our acquisition of it. We currently maintain, and plan to continue to maintain, a policy of using our capital and earnings to finance growth and operations. For the foreseeable future, we expect to retain all or the vast majority of our earnings rather than distribute them to shareholders in the form of cash dividends. However, we may consider such distributions in the future, but do not currently expect any such dividends to be significant. We are a legal entity separate from Nevada Security Bank. Nevada Security Bank is restricted under Nevada and federal laws and regulations from paying dividends unless certain requirements are first met.

Our future growth may be hindered if we do not raise additional capital.

        Banks and bank holding companies are required to meet capital adequacy guidelines and maintain their capital to specified percentages of their assets. See "REGULATION AND SUPERVISION—Capital Adequacy Requirements." A failure to meet these guidelines will limit our ability to grow and could result in banking regulators requiring us to increase our capital or reduce our assets. Therefore, in order for us to continue to increase our assets and net income, we may be required from time to time to raise additional capital. We cannot assure that such capital will be available or, if it is, that it will be available on reasonable terms. Any such future capital raising may include the sale of additional securities, which could have a dilutive effect on the earnings per share and book value of per share for our stockholders prior to that offering. We have recently incurred short-term debt in order to maintain our capital adequacy and we may need to continue to do so in the future. Adequate funding sources for such borrowing may not be available in the future which would cause us to fall below the required capital ratios. In such an event, the FDIC could proceed with regulatory actions and Nevada Security Bank may be required to reduce its asset base in order to comply with the capital guidelines until such time as borrowings become available or an additional offering is successfully completed.

Risks Related to This Offering

The subscription price of the shares of common stock and the exercise price of the warrants are not necessarily reflective of their fair market value.

        The subscription price has been determined by our board of directors. Among the factors considered by the board of directors in determining the subscription price was the price of the initial offering of Nevada Security Bank's common stock; our present and projected operating results and financial condition; an assessment of our management and management's analysis of the growth potential of Nevada Security Bank and of its market areas; the aggregate size of the offering; and the price at which the board of directors believes investors would readily pay to purchase all of the available shares offered under the current economic environment.

        Fair market value is considered to represent the value at which a willing seller and willing buyer, both being informed of all relevant factors, could reasonably conduct a transaction, where neither party is acting under a compulsion to do so. We cannot assure you that you will be able to sell the common stock at the subscription price and you should not consider the subscription price an indication of our present or future value. Also, we cannot assure you that any governmental authority would agree with our determination of the subscription price or the factors which we considered.

If you invest, the book value of your investment will be immediately diluted.

        The offering price per share of common stock is $11.00. The book value per share of our common stock as of September 30, 2003, was $7.61. Assuming all shares are sold at $11.00 per share, the book value per share would be $8.77, representing an immediate dilution (the difference between the per share offering price and the book value per share immediately after the offering) of $2.23. If all warrants are immediately exercised, the book value per share would be $8.97, representing a dilution of $2.03.

Limited trading market for our common stock and price volatility could make it difficult to sell shares after the offering.

        We know of no trades of Nevada Security Bank common stock since its inception, nor of any trades of The Bank Holdings common stock since its acquisition of Nevada Security Bank. Given the lack of trading history of our common stock and our inability to predict at what price level our common stock will trade in the future, the price of our common stock may fluctuate widely, depending on many factors that may have little to do with operating results or intrinsic worth, and you may encounter a delay in selling your shares. Further, this offering has not been registered and/or qualified in all states and therefore may be subject to restrictions on resale in certain states, depending upon their individual securities laws and regulations, thus further limiting the marketability of our common stock and warrants.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not historical facts, but rather are predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "foresee" or other words of similar import. Similarly, statements that describe our future financial condition, results of operations, objectives, plans, goals or future performance and business also are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other facts, including those described in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and other parts of this prospectus that could cause our actual results to differ materially from those anticipated in these forward-looking statements.

THE OFFERING

General

        We are hereby offering for sale up to 1,350,000 shares of our $0.01 par value common stock at a price of $11.00 per share for an aggregate offering of up to $14,850,000. Each subscriber will receive one warrant to purchase one share of common stock at a price of $11.00 per share for every five shares of common stock purchased. Each warrant may be exercised during the 60 day period commencing two years from the date of issuance. Any person subscribing to a given number of shares will receive that number of warrants equal to the number of shares subscribed to divided by five, rounded down to the next lowest whole number. We reserve the right to limit the number of shares (and related warrants) that may be purchased by any person or entity, including record holders, such that no shareholder will be entitled to beneficially own, in the aggregate, more than 9.9% of the outstanding shares of our common stock after completion of this offering. We also reserve the right to reject any subscription, in whole or in part, in our sole discretion.

        In the event we reject all or a portion of a requested subscription, we will refund to the subscriber all, or the appropriate portion, of the amount remitted with the subscription agreement, plus any interest actually earned thereon. We will decide which subscriptions to accept, and will mail all appropriate refunds, no later than 30 days following the expiration of the offering, when and as extended.

        While we expect that the offering will close by                        , if it does not, we reserve the right to take into capital the funds held in escrow with Pacific Coast Bankers' Bank for the shares sold directly through us.

        We are offering these shares through our directors and officers, who will not be separately compensated in connection with their procurement of subscriptions, but who will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with the offering. We are also offering the shares through D. A. Davidson & Co. D.A. Davidson & Co. will also offer the shares to the public at $11.00 per share, but will be able to purchase the shares which it sells to the public from us at a 7% discount ($10.23 per share). D.A. Davidson & Co. will also be paid a nonaccountable expense allowance of $145,000.

Subscription Intentions of Our Officers and Directors

        Our officers and directors, along with the officers and directors of Nevada Security Bank, intend to purchase an aggregate of 115,000 shares, which would represent approximately 8.5% of this offering if the maximum 1,350,000 shares are sold, or approximately 7.4% of this offering if the overallotment option is exercised and all 202,500 additional shares are sold.

Escrow Arrangement

        Commencing on the date of this prospectus, funds received in payment of subscriptions procured by our directors and officers will be placed in escrow with Pacific Coast Bankers' Bank, until the termination of the offering. Funds received in payment of subscriptions procured by D.A. Davidson & Co., will not be placed with Pacific Coast Bankers' Bank. Funds placed with Pacific Coast Bankers' Bank will be invested in either (a) short-term (not to exceed 90 days) negotiable direct obligations of the U.S. Treasury, or (b) short-term certificates of deposit issued by Pacific Coast Bankers' Bank, or (c) overnight Federal Funds.

        If the offering is terminated in its entirety, or if a subscription is rejected for any reason, the funds will be returned to the subscriber. Subscribers who receive a return of funds as a result of termination of the offering in its entirety, will receive interest actually earned on the funds returned. There is no assurance that any interest will be earned on the funds returned.

        Pacific Coast Bankers' Bank's only role in this offering is that of escrow holder. Pacific Coast Bankers' Bank has not reviewed this prospectus and makes no representation as to the nature of this offering or its compliance or lack of compliance with any applicable state or federal laws, rules or regulations.

Method of Subscription

Persons subscribing through directors or officers of The Bank Holdings:

  1.
  Complete and sign the subscription agreement which accompanies this prospectus;

  2.
  Make full payment of the entire purchase price for the shares (and related warrants) subscribed for in U.S. currency by certified check, bank check, personal check or money order payable to "Pacific Coast Bankers' Bank for The Bank Holdings Impound Account." You may also wire the funds as set forth below;

  3.
  Deliver the subscription agreement, along with the payment described above, to Pacific Coast Bankers' Bank at the following address:

      Pacific Coast Bankers' Bank
      Attn: Tracy Holcomb, COO
      340 Pine Street, Suite 401
      San Francisco, California 94104

  4.
  If you wish to submit your funds by wire transfer, you should deliver your subscription agreement as set forth above and wire transfer your funds to

      Pacific Coast Bankers' Bank
      ABA No. 1210-42484
      Attention: The Bank Holdings Account 1001756

        If you have questions on completing the subscription agreement or the submission of the purchase price, you should contact Hal Giomi, our Chairman at (775) 853-8600.

        The full subscription price for the shares must be remitted with the subscription agreement in order to constitute a valid subscription offer. The subscription price consists of the number of shares you wish to purchase multiplied by $11.00.

        Failure to include either the subscription agreement or the full purchase price will give The Bank Holdings the right to reject your subscription.

        In order to subscribe directly from us, Pacific Coast Bankers' Bank must receive your completed application and the entire subscription price by the close of business on                        , 2004. After that date, subscriptions may only be made through D.A. Davidson & Co.

        The subscription price will be deemed to have been received by us only upon (i) clearance of any uncertified check, (ii) receipt by us of any certified check or cashier's check drawn upon a U.S. bank or any postal, telegraphic or express money order, or (iii) receipt of collected funds in the stock offering account designated above. Funds paid by uncertified business or personal check may take at least five business days to clear. Accordingly, you are urged to make payment sufficiently in advance of the expiration of offering to ensure that such payment is received and clears by such date. We urge you to consider using an alternative payment by means of certified check, bank draft, money order or wire transfer of funds.

Once the subscription application has been delivered to the company, such subscription may not be revoked by the subscriber.

Persons subscribing through D. A. Davidson & Co.:

        If you are subscribing through D.A. Davidson & Co., you should contact your D.A. Davidson Financial Consultant directly. If you do not currently have a D.A. Davidson Financial Consultant, please contact Marge Sitzmann of D.A. Davidson & Co. at (800) 332-5915 ext. 7319.

        We may cancel the offering in its entirety at any time, in which event payments received from subscribers will be returned along with interest actually earned thereon from the date of receipt of the subscription funds by us until we cancel the offering. If we accept your subscription, we will deliver share certificates and warrants to you for the shares and related warrants purchased as soon as practicable after completion of the offering.

Expiration Date

        We will accept subscriptions until 5:00 p.m. Pacific time on                        unless the offering is fully subscribed before that date or we close the offering, and, in either event, the offering may be closed without further notice. The expiration date may also be extended without notice for to a date not later than                        . Any such extension shall not affect the rights of those who have already subscribed.

USE OF PROCEEDS

        If the offering is consummated and the maximum number of shares are sold, the net proceeds from the sale of 1,350,000 shares, sold at $11.00 per share, are estimated to be approximately $13,475,500, net of estimated offering expenses and commissions, assuming all 1,350,000 shares are sold in the offering, and by the underwriters. If the underwriters' over-allotment option is exercised in full, we estimate that we will receive additional proceeds of approximately $2,071,575. The actual net proceeds raised in the offering will depend upon the number of shares sold by us and the underwriter respectively (which will alter the amount of commissions paid) and the actual amount of offering expenses incurred in the offering, which may differ from the foregoing estimate.

        We intend to use the net proceeds from this offering to repay short term debt, for general corporate and working capital purposes and to support future growth. In order to fund the ongoing operations of The Bank Holdings, and to provide capital to Nevada Security Bank in order to maintain its growth and appropriate regulatory capital ratios, we have incurred $2,125,000 in short term debt. We anticipate that this amount, plus any accrued interest will be fully repaid from the proceeds of this offering. In addition to that repayment, we expect to downstream $7 million of the proceeds to Nevada Security Bank. The remainder will be held for working capital and placed into investments which are not inconsistent with the investment policy of Nevada Security Bank at the time of the investment. If the maximum amount sought to be raised through this offering is not collected, our priority for the use of the proceeds is to first pay off our short-term debt, then to increase the capital levels of Nevada Security Bank and, finally, for growth of the institution. The downstreaming of capital to Nevada Security Bank will not only allow it to maintain its required regulatory capital levels while continuing to grow, but will also serve to increase the current legal lending limits of Nevada Security Bank, allowing it to increase its competitive advantage in its service area.

        Future growth at the holding company level is expected to be in the form of selective acquisitions of other financial institutions or, if qualified targets are unavailable, the establishment of a de novo financial institution subsidiary. Although we may engage in such strategic activities if and when opportunities arise, we have no understandings or agreements concerning any acquisitions and are not currently negotiating with respect to any such matter. The amount and timing of the use of proceeds from this offering will depend on our capital needs and acquisition opportunities. No assurance can be given that any new institution will be established in the future or that any acquisition will be consummated, or, if established or consummated, that the resulting impact on our financial condition will be favorable.

        Those proceeds received by Nevada Security Bank will be used for general and corporate working capital purposes, which may include the repurchase of loan participations previously sold to other financial institutions, funding for new loans and to support future growth. Future growth at the bank level is expected to occur by establishing new branch offices (such as the currently approved but unopened Northwest Reno branch) and loan production offices. No assurances can be given, however, that additional branch or loan production offices will be established in the future or that, if established, the resulting impact on our financial condition will be favorable.

        Both The Bank Holdings and Nevada Security Bank currently exceed all mandated (in the case of Nevada Security Bank) and minimum risk-based capital and leverage capital ratios and are classified as "well-capitalized" under applicable definitions. See "Supervision and Regulation—Capital Adequacy Requirements." However, we have experienced substantial growth over the past two years and believe it is prudent to have sufficient capital available to support continued growth in the future for both Nevada Security Bank and The Bank Holdings.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at September 30, 2003 and the pro forma consolidated capitalization at such date, as adjusted to give effect to the sale of 1,350,000 shares at $11.00 per share, as well as the resulting capitalization should all outstanding warrants be immediately exercised. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included in this prospectus.

	As of September 30, 2003(1)
		Pro Forma, As Adjusted Assuming the Sale of 1,350,000 Shares at $11.00 per Share and
	Actual	No Exercise of Warrants(1)	Exercise of 270,000 Warrants at $11.00 Each
	(Dollars in thousands, except book value per share)
Other borrowed funds(4)	$1,626	$—	$—

Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued and outstanding.	—	—	—
Common stock, including surplus, $0.01 par value, 10,000,000 shares authorized, 1,405,930 shares issued and outstanding; 2,755,930 shares to be issued and outstanding after completion of the offering; 3,025,930 shares to be issued and outstanding after completion of the offering and exercise of the warrants	$14,012	$27,487	$30,457
Accumulated Deficit	(2,988)	(2,988)	(2,988)
Accumulated other comprehensive income (loss)	(329)	(329)	(329)

Total stockholders' equity	$10,695	$24,170	$27,140

Book value per share(2)	$7.61	$8.77	$8.97
Capital ratios:(3)
Tier 1 leverage ratio	8.28%	18.41%	20.64%
Tier 1 capital to risk-weighted assets	11.72%	26.05%	29.21%
Total capital to risk-weighted assets	12.61%	26.93%	30.09%

(1)
This table excludes 227,000 shares of common stock issuable upon exercise of outstanding options, at an average exercise price of $10.02 per share.

(2)
Actual book value per share equals total stockholders' equity of $10,695,000 divided by 1,405,930 shares issued and outstanding at September 30, 2003. Book value per share as adjusted equals total stockholders' equity of $24,170,500 (assuming net proceeds of this offering of $13,475,500) divided by 2,755,930 shares (assuming issuance and sale of 1,350,000 shares), and $27,140,500 adjusted stockholders' equity divided by 3,025,930 shares should all warrants issued and outstanding be exercised.

(3)
These ratios are explained in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources" and "Regulation and Supervision."

(4)
As discussed previously, it is anticipated that some of the proceeds will be used to repay other borrowed funds.

DILUTION

        Our unaudited net book value on September 30, 2003 was $10,695,000 or $7.61 per share. Book value per share represents the amount of our total assets reduced by total liabilities and divided by the number of shares of our common stock outstanding. Giving effect to the sale of all 1,350,000 shares offered, the net book value will be $24,170,500 or $8.77 per share, resulting in an immediate increase to existing shareholders in net book value of $1.16 per share and an immediate dilution to the investors in this offering of $2.23 per share. Giving effect to the sale of all 1,350,000 shares offered and the exercise of warrants to purchase 270,000 shares of our common stock, the net book value will be $27,140,500 or $8.97 per share, resulting in an increase to existing shareholders in net book value of $1.36 per share and a dilution to investors in this offering of $2.03 per share. "Dilution" means the difference between the net book value before this offering and after giving effect to this offering. The foregoing calculations assume all shares all are sold through the efforts of D.A. Davidson & Co. and the proceeds of the offering are net of their underwriting discount and the costs associated with the offering.

        The following table illustrates this per share dilution. For purposes of this dilution discussion only, the warrants have no intrinsic value.

	Assuming all 1,350,000 shares are sold and no warrants are exercised	Assuming all 1,350,000 shares are sold and all warrants are exercised
Offering price per share/exercise price of warrant	$11.00	$11.00
Net book value per share as of September 30, 2003	$7.61	$7.61
Increase in net book value per share to existing shareholders	$1.16	$1.36
Pro forma net book value per share after the offering	$8.77	$8.97
Dilution of net book value per share to current subscribers	$2.23	$2.03

MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS

Trading History

        Prior to this offering, our common stock was eligible for trading on the pink sheets under the symbol "NVDS.PK." Upon the closing of this offering, our common stock and warrants will be listed on the Nasdaq Small Cap Market. We are aware of no trades in our stock since inception, nor of any trades in the stock of Nevada Security Bank before our acquisition of it. As such, there is no established trading market for the shares of common stock.

        In order to list our stock on the Nasdaq Small Cap Market, we will need to have three market makers. One of these will be D.A. Davidson & Co. D.A. Davidson will also assist in identifying and securing the necessary additional market makers.

Holders

        On September 30, 2003, we had approximately 400 shareholders of record of our common stock. The number does not include beneficial owners whose shares are held by brokers, banks and other nominees.

Dividends

        As a bank holding company which currently has no significant assets other than our 100% ownership of Nevada Security Bank, our ability to pay cash dividends depends upon the dividends we receive from Nevada Security Bank. The dividend practice of Nevada Security Bank, like our dividend practice, will depend upon its earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends.

        Nevada Security Bank's ability to pay cash dividends to us is also subject to certain legal limitations. Under Nevada law, a bank cannot declare a dividend or make a distribution of its net profits until (a) the bank's surplus fund equals its initial stockholders' equity (excluding the amount of the initial surplus fund) and (b) ten percent of the previous year's net profits have been carried to the surplus fund. Additionally, no distribution may be made if it would result in the bank's stockholders' equity (including the reserve for loan losses) being less than 6% of the bank's average total daily deposit liabilities for the preceding 60 days or if it would reduce the stockholders' equity below the initial stockholders' equity or below minimum applicable regulatory capital requirements under federal law. Also, under Nevada law applicable to the Nevada Security Bank, and to Nevada corporations generally, no distribution may be made if, after giving effect to it, the corporation would be unable to pay its debts as they become due in the usual course of business or the sum of the corporation's assets would be less than the sum of its liabilities plus the amount (if any) that would be needed to satisfy the rights of holders of any preferred stock of the corporation, assuming the corporation were to be dissolved at the time of the distribution.

        Stock dividends are not subject to the Nevada law restrictions or distributions, as described above, because a corporation's assets, liabilities and total stockholders' equity do not change as a result of the stock dividend.

        Shareholders are entitled to receive dividends only when and if declared by our board of directors and we have no intention to pay cash dividends in the foreseeable future. Instead, any earnings which may be generated will be retained for the purpose of increasing our capital and reserves in order to facilitate growth.

        Since inception, we have paid no cash dividends or stock dividends to our shareholders.

BUSINESS

The Bank Holdings

        The Bank Holdings is a bank holding company incorporated in Nevada on January 17, 2003 and registered under the Bank Holding Company Act of 1956, as amended. We conduct operations through our sole subsidiary, Nevada Security Bank, a Nevada state-chartered commercial bank. We and Nevada Security Bank are both headquartered in Reno, Nevada at 9990 Double R Boulevard. We acquired all of the outstanding shares of Nevada Security Bank on August 29, 2003. The Bank Holdings has no employees who are not also employees of Nevada Security Bank.

Nevada Security Bank

General

        Nevada Security Bank was incorporated under the laws of the State of Nevada on February 26, 2001, and was licensed by the Nevada Commissioner of Financial Institutions and commenced operations as a Nevada state-chartered bank on December 27, 2001.

        As an independent community commercial bank, Nevada Security Bank offers a full range of consumer and commercial banking services primarily to the business and professional community and individuals located in Washoe County. In March 2003 Nevada Security Bank opened a loan production office in Rancho Cordova, California. With the establishment of a loan production office in Rancho Cordova, California, the bank expects to enhance its loan generation activities and volumes. Such loans are also expected to contribute to greater levels of interest income, and increase the number of government guaranteed loans saleable into the secondary market. Though no absolute assurance can be given that this will in fact, occur, it is anticipated to be the likely outcome of such loan production facility. In that office, the bank has three staff members and two commissioned loan production individuals who are supervised by the bank's Credit Administrator, located in the Reno office. This individual has previously served as a chief credit officer, and president of another independent community bank and is well regarded in this area. It is anticipated that this loan production capacity will be increased by the addition of SBA loan production staff in the Reno market at a later date.

        Nevada Security Bank offers a wide range of deposit instruments including personal and business checking accounts and savings accounts, interest-bearing negotiable order of withdrawal accounts, money market accounts and time certificates of deposit. Most of Nevada Security Bank's deposits are attracted from individuals and from small and medium-sized business-related sources. Its deposits are insured under the Federal Deposit Insurance Act up to applicable limits, and subject to regulations by that federal agency and to periodic examinations of its operations and compliance by the FDIC and the Nevada Financial Institutions Division.

        Nevada Security Bank also engages in a full complement of lending activities, including real estate mortgage, commercial and industrial, real estate construction, as well as agricultural and consumer loans, with particular emphasis on short and medium-term obligations. Nevada Security Bank's loan portfolio is not concentrated in any one industry, although approximately 80% of Nevada Security Bank's loans are secured by real estate. A loan may be secured (in whole or in part) by real estate even though the purpose of the loan is not to facilitate the purchase or development of real estate.

        In addition to the loan and deposit services Nevada Security Bank also offers a wide range of specialized services designed to attract and service the needs of commercial customers and account holders. These services include cashiers' checks, travelers' checks and foreign drafts. Nevada Security Bank does not operate a trust department; however, it has made an arrangement with a private trust company to offer trust services to its customers on request. Most of Nevada Security Bank's business originates from within Washoe County. Neither Nevada Security Bank's business or liquidity is seasonal, and there has been no material effect upon Nevada Security Bank's capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

SBA Loans

        Silverado Funding, Nevada Security Bank's Small Business Administration loan division in Rancho Cordova, California, offers government guaranteed 7a loans and 504 loan programs. This division enhances Nevada Security Bank's ability to generate credit volume through the use of government funding programs utilizing the knowledge and contacts of Nevada Security Bank's Board of Directors and lending staff, and drawing on Nevada Security Bank's various community activities to solicit additional sources for lending. Nevada Security Bank believes that a strong and continuing relationship with SBA will generate further business opportunities for both Nevada Security Bank and its constituent borrowers. The U.S. Small Business Administration provides financial, technical and management assistance to help Americans start, run, and grow their businesses, and has a portfolio of business loans, loan guarantees and disaster loans of more than $45 billion. In addition, it has a venture capital portfolio of $13 billion and offers management and technical assistance to more than one million small business owners.

        In Nevada Security Bank's immediate market areas the economy has slowed and economic development has not been keeping pace with last year's gross domestic output. Gaming and tourism, the stalwarts of Northern Nevada, have been hard hit by declines in travel as a result of the September 11, 2001 tragedy and the growth of Indian gaming centers in Northern California. Nevada Security Bank has identified the Northern California market, where it has extensive contacts and history, to be among those regions where growth has been most abundant. Further, due to Nevada Security Bank's extensive contacts in the Reno Chamber of Commerce, it has been noted that a great number of businesses established in Northern Nevada within the last five years have been transplants from California, and most specifically, from Northern California.

        Nevada Security Bank has a five person team assembled from the Sacramento area which has been involved in SBA lending for a substantial number of years. Nevada Security Bank has applied to become a Certified Lender, and eventually a Preferred Lender, to provide streamlined applications and approvals, thereby expediting SBA approval. Certified lenders receive a partial SBA delegation of authority to approve loans. Preferred lenders receive full delegation of lending authority. Only the most active and expert SBA participating lenders are designated as Certified or Preferred, as Nevada Security Bank intends to be.

        Nevada Security Bank also uses the Low Documentation Loan (SBALowDoc), which reduces the paperwork a lender must complete to obtain a guaranty on loan requests of $150,000 or less. The agency uses a one-page application that allows the lender to rely on the strength of the applicant's character and credit history. Once an applicant satisfies all the lender's requirements, the lender may request a LowDoc guaranty from the SBA.

        In addition, the SBA offers the SBAExpress program, which encourages lenders to make more small loans to small businesses. Participating banks use their own documentation and procedures to approve service and liquidate loans up to $250,000. In return, the SBA guarantees up to 50 percent of each loan.

        Nevada Security Bank works with nonprofit intermediaries such as small business development centers and certified development companies operating in our geographic areas. This allows business applicants to have their loan applications for $250,000 or less analyzed and potentially sanctioned by the SBA before they are taken to lenders for consideration. The program focuses on the applicant's character, credit, experience and reliability rather than assets. An SBA-designated intermediary works with the business owner to review and strengthen the loan application. The review is based on key financial ratios, credit and business history, and the loan-request terms. The program is administered by the SBA's Office of Field Operations and SBA district offices.

        Nevada Security Bank has identified four primary product lines for its SBA loan production facility. These are:

CAPLines Program:

        This program finances the short-term and cyclical working-capital needs of small businesses. Under CAPLines there are five distinct, short-term, working-capital loans: Seasonal, Contract, Builders, Standard Asset-Based and Small Asset-Based lines, which are designed to meet different short-term financing needs of small businesses. For the most part, the SBA regulations governing the basic 7(a) Loan Guaranty Program also apply to CAPLines. The SBA generally can guarantee a maximum of $1 million under the program. This program is targeted to existing small businesses.

Energy & Conservation Loan Program:

        This program provides financing for eligible small businesses engaged in engineering, manufacturing, distributing, marketing, and installing or servicing products or services designed to conserve the nation's energy resources. Up to 30 percent of the loan can be used for research and development. This program is targeted to all small businesses.

Basic 7(a) Loan Guaranty Program:

        This program serves as the SBA's primary business loan program to help qualified small businesses obtain financing when they might not be eligible for business loans through normal lending channels. It is also the agency's most flexible business loan program, since financing under this program can be guaranteed for a variety of general business purposes. Loan proceeds can be used for most sound business purposes including working capital, machinery and equipment, furniture and fixtures, land and building (including purchase, renovation and new construction), leasehold improvements, and debt refinancing (under special conditions). Loan maturity is up to 10 years for working capital and generally up to 25 years for fixed assets. This program is targeted towards start-up and existing small businesses.

Basic 504 Loan Program:

        This program provides long-term, fixed-rate financing to small businesses to acquire real estate, machinery or equipment for expansion or modernization. Typically a 504 project includes a loan secured from a private-sector lender with a senior lien, a loan secured from a CDC (funded by a 100 percent SBA-guaranteed debenture) with a junior lien covering up to 40 percent of the total cost, and a contribution of at least 10 percent equity from the borrower. The maximum SBA debenture generally is $1 million (and up to $1.3 million in some cases). DELTA & CAIP funding are also available under this program. This program is targeted towards small businesses requiring "brick and mortar" financing.

        There are numerous other SBA programs which could be beneficial to those businesses and aspiring business owners in our market areas. There are trade related programs to benefit companies who have seen reduced revenues related to NAFTA, there are small business investment companies to provide venture capital to local individuals with a good plan, etc. Nevada Security Bank intends to make eventual use of these programs when time and circumstances permit.

Employees

        At September 30, 2003, Nevada Security Bank employed 36 persons on a full-time equivalent basis.

Competition

        The banking business in Nevada generally, and in the market areas served by Nevada Security Bank specifically, is highly competitive with respect to both loans and deposits. Nevada Security Bank competes for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, including a number that are much larger than Nevada Security Bank. As of June 30, 2003, the most recent date for which data is available from the FDIC, there were 74 banking offices, including 47 offices of 3 major chain banks (Bank of America, US Bank and Wells Fargo), operating within Nevada Security Bank's primary market areas in Washoe County. There has been increased competition for deposit and loan business over the last several years as a result of deregulation. Many of the major commercial banks operating in Nevada Security Bank's market areas offer certain services, such as trust and international banking services, which Nevada Security Bank does not offer directly. Additionally, banks with larger capitalization have larger lending limits and are thereby able to serve larger customers. At September 30, 2003, the legal lending limit for Nevada Security Bank was $3,300,000. If this offering is fully subscribed, that limit will increase to approximately $5 million, allowing the bank to reach additional customers and compete more effectively with these other entities.

        To a great extent, the super-regional state chain banks also have the advantage of geographically diffused name recognition and may actively pursue wide-ranging advertising campaigns and branding tactics which are not available to a local community institution, due to economies of scale.

        Further, other competitors have entered banking markets with focused products targeted at specific highly profitable customer segments. Many competitors are able to compete across geographic boundaries that are blocked to us and provide customers with alternatives to traditional banking services and nearly all significant products. Indeed, within the past year, a well-recognized brokerage firm has established their own bank in the Reno market and these competitive trends are likely to continue.

        In addition to competition from insured depository institutions, principal competitors for deposits and loans have been mortgage brokerage companies, insurance companies, brokerage houses, credit card companies and even retail establishments offering investment vehicles such as mutual funds, annuities and money market funds, as well as traditional bank-like services such as check access to money market funds, or cash advances on credit card accounts.

        In order to compete with the other financial institutions in its principal marketing area, Nevada Security Bank relies principally upon local promotional activities, personal contacts by its officers, directors and employees, and close connections with its community.

        The Bank primarily targets its general commercial banking services to businesses, professional concerns, developers and individuals residing in or doing business in the greater Reno/Sparks and Incline Village communities. As an independent, community bank, management emphasizes quality service, efficiency and personal attention to the needs of its customers. The Bank's wide range of deposit accounts is designed to attract business, professionals and individuals as depositors. Management has hired competent and professional banking staff in its branches to focus on the financial needs of its customers. Various promotional opportunities have been made available to customers through newspaper advertising and flyers.

        The Bank's full complement of lending products includes commercial lines of credit and term loans, credit lines to individuals, checking overdraft credit lines, professional loans, SBA loans, equipment loans, accounts receivable financing and real estate and construction loans. The Bank offers attractive and competitive programs for lot loans, owner-builders of personal residences, and commercial term real estate loan financing. Consumer loans offered include auto loans, home improvement loans, and home equity lines of credit. To accommodate borrowers with loan requests which exceed the Bank's legal lending limit, the Bank has established participation arrangements with correspondent banks to facilitate approval and funding. Management has hired a professional and competent lending staff comprised of five commercial and real estate lenders with substantial years of knowledge, experience and expertise in the Reno/Sparks and Incline Village markets.

        The Bank offers other services including an internet banking alternative, cash management, credit cards, wire transfers, ATM networks, courier, night depository facilities, safe deposit boxes, etc. All services stress convenient, personal and efficient services for the Bank's clientele.

        In certain instances, we have been unable to compete for deposit acquisition business due solely to our lack of long-term operating history or lack of sustained profitability. In these situations, there are no alternatives available to us. However, we may have other specialized services to overcome some objections to our recently chartered status, such as those available from correspondent banks, the highly technological alternative delivery channels available through our website, and the ever-present capabilities of our well-seasoned and extraordinarily capable staff.

        The Bank's Board of Directors, management and staff are active in local civic, charitable and community organizations and events, soliciting business referrals and generating profitable business opportunities for the Bank. The Bank relies on its independent status, flexibility and timely response to provide greater personal service to customers. The Bank emphasizes personal contacts with potential customers by management, the Board of directors and staff to develop local promotional activities and to develop specialized or streamlined services. The Bank prides itself on being a local bank for local people and businesses.

        These individuals have expertise in consumer, real estate and commercial lending, in addition to current knowledge of government lending programs, and all areas of deposit management facilities. When competing one-on-one with the chain banks, we feel our strength lies in our capabilities at the individual level.

Properties

        Nevada Security Bank operates from two locations, the principal location being 9990 Double R Boulevard, Reno, Nevada, where the administrative functions and regular branch activities of the bank occur.

        Nevada Security Bank leases the first floor space of this free-standing facility under an agreement dated October 2, 2001, which notes the use of approximately 9,300 square feet for a ten-year term beginning at the issuance of a certificate of occupancy. Nevada Security Bank took possession on December 6, 2002 and may extend the lease for four, five-year periods if not in default under the terms of the agreement at each renewal period. The lease payment under this agreement is approximately $9,600 per month with annual escalations for each of the first four years; beginning in year five there is a fixed annual escalation of 2.5%.

        Nevada Security Bank's Incline Village branch office operates in approximately 4,200 square feet in an office at the northeast end of the Raley's Shopping Center located at 910 Tahoe Boulevard, Incline Village, Nevada. Nevada Security Bank took possession on March 6, 2003 under a five-year lease dated February 26, 2001 that contains two renewal periods of five years each if the bank is not in default under the terms of the lease at each renewal period. The lease payment under this agreement is approximately $6,600 per month with annual consumer price index (CPI) adjustments.

        In addition, Nevada Security Bank recently opened a loan production office in Rancho Cordova, California, to facilitate the growth of SBA loans serving the needs of the northern California and northern Nevada markets. This facility operates in approximately 900 square feet in Suite 212 within a two-story office building located at 2893 Sunrise Boulevard, Rancho Cordova, California 95742. Nevada Security Bank took possession on March 15, 2003 under a thirteen-month lease dated February 28,

2003 which contains one renewal period of one year if the bank is not in default under the terms of the agreement at the renewal period. The lease payment under this agreement is approximately $1,100 per month.

        The approved but unopened Robb and Mae Ann branch office in Northwest Reno will be a free standing building in the McQueen's Crossings shopping center development currently under construction. Nevada Security Bank will occupy this facility under a lease agreement dated October 7, 2003 with premises of approximately 3,000 square feet within a land area of about 46,000 square feet. The location will consist of a building, three drive-up lanes, one of which will house an ATM, and one bypass lane. The term of the lease is twenty years, commencing not later than 270 days after the delivery of the pad to Nevada Security Bank, with two ten year extensions available if the tenant is not in default under the terms of the lease. The lease payment under this agreement is approximately $11,250 per month for the first five years, with escalations thereafter.

        Nevada Security Bank's total occupancy expense for the year ended December 31, 2002, was approximately $564,000. Management believes that its existing facilities are adequate for its present purposes and anticipated growth in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

        The financial statements of Nevada Security Bank for the two periods ended December 31, 2002 and 2001 have been audited by McGladrey & Pullen LLP, independent public accountants and are included elsewhere in this prospectus. The selected data presented below for the nine month periods ended September 30, 2003 and September 30, 2002 are derived from the unaudited consolidated financial statements of The Bank Holdings and Nevada Security Bank, as is the information contained in the Selected Quarterly Financial Data table. You should read this information in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Results for the nine month periods presented are unaudited, but in the opinion of The Bank Holdings, reflect all necessary adjustments for a fair presentation of results as of the dates and for the periods reported. Results for past periods are not necessarily indicative of results that may be expected for future periods, and results for the nine month period ended September 30, 2003 do not necessarily indicate the results that may be expected for the entire year ending December 31, 2003. The following information should be read in conjunction with "The Business of The Bank Holdings."

Selected Financial Data

	For the nine months ended September 30, 2003(3)	For the nine months ended September 30, 2002(3)	For the year ended December 31, 2002	For the period ended December 31, 2001(5)
	(dollars in thousands, except per share data, unaudited)
Consolidated Statement of Operations Data:
Interest income(4)	$3,515	$1,046	$1,948	$218
Interest expense	1,296	370	759	4

Net interest income	2,219	676	1,189	214
Provision for loan losses	547	170	220	—
Non-interest income	699	42	77	—
Non-interest expenses	3,026	2,072	2,811	782
Provisions for income taxes(1)	—	—	—	—

Net loss	$(655)	$(1,524)	$(1,765)	$(568)

Period End Data
Assets	151,077	61,596	79,676	14,344
Earning assets	145,797	58,603	75,002	13,320
Loans, gross	63,467	14,315	25,005	—
Deposits	138,344	49,374	67,270	757
Stockholders' equity	10,695	12,024	11,995	13,443
Shares outstanding	1,405,930	1,405,830	1,405,930	1,405,830
Average
Assets	108,833	36,770	46,903	n/a
Earning Assets	103,950	33,170	44,898	n/a
Loans, gross	43,769	4,409	8,318	n/a
Deposits	96,600	23,890	34,209	n/a
Shareholders' equity	11,447	12,725	12,573	n/a
Basic shares outstanding	1,405,930	1,405,830	1,405,838	n/a
Diluted shares outstanding	1,405,930	1,405,830	1,405,838	n/a
Asset Quality
Non-performing assets(2)	—	—	—	n/a
Allowance for loan losses	767	170	220	n/a
Net charge-offs	—	—	—	n/a
Non-performing assets to total assets	—	—	—	n/a
Allowance for loan losses to loans	1.21%	1.19%	0.88%	n/a
Net charge-offs to average loans	—	—	—	n/a
Per Share Data
Basic Earnings	$(0.47)	$(1.08)	$(1.26)	$(0.40)
Diluted Earnings	$(0.47)	$(1.08)	$(1.26)	$(0.40)
Book Value	$7.61	$8.55	$8.53	$9.56
Performance Ratios
Return on average assets	(0.80)%	(5.53)%	(3.76)%	n/a
Return on average shareholders' equity	(7.63)%	(15.97)%	(14.04)%	n/a
Average equity to average assets	10.52%	34.61%	26.81%	n/a
Efficiency ratio(6)	125.10%	291.40%	223.63%	n/a
Leverage ratio	9.41%	22.84%	15.17%	n/a
Net interest margin	2.85%	2.72%	2.65%	n/a
Non-interest revenue to total revenue	16.59%	3.86%	3.80%	n/a

(1)
The Bank Holdings does not record a provision for income taxes as a result of net operating losses.

(2)
Includes loans 90 days or more delinquent and still accruing interest, nonaccrual loans and other real estate owned. For all periods presented, there are none.

(3)
Ratios for the nine months ended September 30, 2003 and 2002 have been annualized and are not necessarily indicative of the results for the entire year.

(4)
On a tax equivalent basis since there are no tax exempt investments.

(5)
Nevada Security Bank commenced operations on December 27, 2001 and as a result of its limited activities during this period, much of the selected financial data information would not be meaningful, and as such has been noted as n/a (not applicable).

(6)
The overhead efficiency ratio represents total non-interest expense divided by the sum of net interest income and total non-interest income. Neither the provision for loan losses nor securities gains or losses are factored into the equation.

Selected Quarterly Financial Data
(dollars in thousands, unaudited)

	For the Quarter Ended
	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
Income Statement Data
Interest income	$1,396	$1,143	$976	$902	$619	$333	$94
Interest expense	534	413	349	391	239	114	15

Net interest income	862	730	627	511	380	219	79
Loan loss provision(1)	95	362	90	50	95	64	11

Net interest income after provision for loan losses	767	368	537	461	285	155	68
Non-interest income(2)	127	243	329	39	23	14	1
Non-interest expense	1,110	993	923	741	739	784	547

Loss before provision for income taxes	(216)	(382)	(57)	(241)	(431)	(615)	(478)
Provision for income taxes	—	—	—	—	—	—	—

Net loss	(216)	(382)	(57)	(241)	(431)	(615)	(478)
Other comprehensive income (loss), unrealized gain (loss) on securities available for sale	(352)	113	(406)	211	117	(12)	—

Comprehensive Loss	$(568)	$(269)	$(463)	$(30)	$(314)	$(627)	$(478)

(1)
Represents provisions based on quarterly loan loss reserve adequacy test which is significantly impacted each quarter by the volume of growth in our loan portfolio.

(2)
For each of the quarters ended September, June and March of 2003, this amount is primarily composed of gains on sales of investments and SBA pre-underwriting fees.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

        Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The financial information contained within these statements is, to a significant extent, based on approximate measures of the financial effects of transactions and events that have already occurred. Critical accounting policies are those that involve the most complex and subjective decisions and assessments, and have the greatest potential impact on the our stated results of operations. In Management's opinion, our critical accounting policies deal with the following area: the establishment of our allowance for loan losses, as explained in detail in the "Provision for Loan Losses" and "Allowance for Loan Losses" sections of this discussion and analysis.

Basis of Presentation

        This discussion presents management's analysis of the financial condition and results of operations of The Bank Holdings and Nevada Security Bank as of September 30, 2003 and 2002 and for each of the periods ended December 31, 2002 and 2001 and includes the statistical disclosures required by SEC Guide 3 ("Statistical Disclosure by Company Holding Companies"). The discussion should be read in conjunction with the financial statements of The Bank Holdings and Nevada Security Bank and the notes related thereto which appear elsewhere in this document.

Results of Operations

        Our net loss for the nine months ended September 30, 2003 was $655,000 as compared to the loss of $1.524 million for the nine months ended September 30, 2002. For the periods ended December 31, 2002 and 2001, the losses from operations were $1.765 million and $568,000, respectively. The results of operations for the periods under consideration, the nine months ended September 30, 2003 and 2002 as compared to the years ended December 31, 2002 and 2001 are really quite distinct separate periods, during which the company underwent considerable change.

        Nevada Security Bank opened for business on December 27, 2001 and the operating period 2001 was therefore a very short four day operating period, preceded by the bank's organizational and pre-opening period. This is not really comparable to a full year of operations in 2002 and Nevada Security Bank's continued growth during the nine months ended September 30, 2003. As a result of the magnitude of the change from just having opened at December 31, 2001, to a year later when two branches were operating with a full staff complement, it is difficult to accurately compare the two periods, a twelve month period ending December 31, 2002 with a four day operating period ended December 31, 2001 after an organizational period's worth of expenses with very little offsetting income, and extremely limited balance sheet activity. For this reason, it is management's belief that a meaningful comparison can only be realistically drawn between the nine months ended September 30, 2003 as compared to the nine month period ended September 30, 2002. Accordingly, these periods are most notably examined in the narrative which follows, with a lesser emphasis given to the comparison of results from December 31, 2002 to December 31, 2001.

        The primary contribution to our earnings improvement for the nine months ended September 30, 2003 was a substantial increase in net interest income that widened from the comparable period of 2002. Our net interest income for the nine months ended September 30, 2003 was $2.2 million as compared to $676,000 for the nine months ended September 30, 2002 and $1.2 million and $214,000 for the periods ended December 31, 2002 and 2001, respectively. The interest income for the period ended December 31, 2001 was almost wholly attributable to earnings on escrowed common stock subscription funds received during Nevada Security Bank's organizational period. Nevada Security Bank's interest expenses over the same period related to the costs of a $500,000 bridge loan to augment pre-opening organizational funds of $450,000 received from Nevada Security Bank's founders. The bridge loan was repaid from receipt of the escrowed funds held by Pacific Coast Banker's Bank.

        The earnings improvement of $1.5 million in net interest income for the nine months ended September 30, 2003 as compared to the same period months ended September 30, 2002 was brought about by an average investment level over 100% greater than the prior period, coupled with an average loan volume approximately ten times larger than the previous reported period. Our net interest margin, which increased by thirteen basis points, from 2.72% to 2.85%, was primarily due to these substantial improvements in the average volumes of earning assets over the period. In addition, the average rates earned on such assets increased to 4.52% at September 30, 2003 from 4.22% for the nine months ended September 30, 2002. Over the same period, interest expenses on interest bearing liabilities actually decreased, however, declining to 2.09% for the nine months ended September 30, 2003 when compared to the 2.43% average rate paid for the same period of 2002. As one may discern from the Distribution, Rate and Yield Analysis of Net Income table which follows, this decrease was primarily due to a decrease in rates paid on money market accounts.

        For the twelve months ended December 31, 2002, our net interest margin was 2.65%, slightly less than the 2.85% reported on an annualized basis for the nine months ended September 30, 2003.

        There was a substantial change in our provision for loan losses for the first nine months of 2003, when compared to the same period of 2002. The provision for loan losses was $547,000 for the nine months ended September 30, 2003 as compared to $170,000 for the same period of 2002, and $220,000 for the year ended December 31, 2002 with no provision during 2001. As reported previously, average loans outstanding for the nine month period ending September 30, 2003 was almost $44 million, when compared to about $4 million for the same period of 2002. The provision is determined pursuant to a periodic comprehensive analysis of the allowance for loan losses, as described in more detail in the allowance for loan losses section herein and the substantial change in the provision is attributable to such increases in average volumes. Indeed, the average loan volume for the twelve months ended December 31, 2002 was only slightly over $8 million, less than one-fifth of the average loan volume for the nine months ended September 30, 2003. As we continue to leverage the skills and contacts of our professional lending staff, it is expected that average loans outstanding will increase, although no absolute assurance may be given, that this will in fact, occur.

        Non-interest income for the nine months ended September 30, 2003 was $657,000 higher than that reported for the same period of 2002, primarily due to pre-underwriting fees associated with SBA loans and gains on sale of investments. The increase in non-interest income was offset, however, by an almost $1 million increase in non-interest expenses, when comparing the nine months ended September 30, 2003 to 2002, respectively. The Non-Interest Income/Expense table presented later, shows that of the change, about half is due to increased personnel costs. At September 30, 2003, we reported 36 full-time equivalent (FTE's) personnel, while at September 30, 2002, 22 FTE's were reported, an increase of over 60% as we added more experienced management and staff to our employee base.

        In addition, when comparing the nine months ended September 30, 2003 to 2002, respectively, the second largest variance in non-interest expenses was in total occupancy costs, which rose by approximately 68% over this period as a result of the move from temporary to permanent quarters for the Reno branch and administrative staff on December 6, 2002.

        In addition to ever increasing personnel and occupancy costs as a result of additional hires, the move from temporary to permanent quarters for the Reno branch and administrative staff, coupled with the addition of new technology and associated maintenance expenses, we have increasingly relied on outside professionals. Such expenses are not only for increased audit review, but also for tax, investment portfolio, interest rate risk, information technology, insurance, operations, loan and loan loss reserve adequacy reviews. Such reviews, validating our practices, procedures, policies and regulatory mandates, are expected to increase in scope and cost, as we increase our size and breadth of operations. Further, it is believed that these costs will become a greater proportion of non-interest expenses over time, as we grow and expand our operations and realize increasing requirements for certain external consultive evaluations.

        At the current time, we have a tax loss carry forward on a consolidated basis, and no tax accrual or expense has been recorded for any of the periods reported within the body of this report.

Financial Condition

        We are still in our initial growth phase, as is evidenced by the dramatic increase in total assets of over $70 million between September 30, 2003 and the end of the year 2002, and over $135 million between the periods ended September 30, 2003 and December 31, 2001. Between December 31, 2002 and September 30, 2003, investments increased over $32 million, or 67% and gross loans grew by over $38 million, an increase of approximately 154%. This asset growth was fueled by deposit increases of about $71 million, or approximately 106%, approximately 86% of which was centered in interest bearing accounts. The increase in volumes of earning assets has kept pace with deposit growth, and our percentage of average earning assets increased to 95.5% for the nine months ended September 30, 2003 when compared to about 90% for the nine months ended September 30, 2002 and the average earning assets of almost 96% for the year ended December 31, 2002.

        Our deposit growth has come from three primary sources, two of which were our branches in Incline Village and Reno, while the third source has been a specialized program of tax free real estate exchange deposits. At September 30, 2003, these deposits totaled $52 million and accounted for approximately 38% of the subsidiary bank's deposits. With the addition to management and staff during 2003, a more formal program of cross-selling and specific marketing activities was implemented to further enhance deposit and loan growth.

Earnings Performance

        As previously noted and also as reflected in the Consolidated Statements of Operations, for the nine months ended September 30, 2003, we generated a net loss of $655,000 as compared to losses of $1.524 million for the nine months ended September 30, 2002 and $1.765 million and $568,000 for the periods ended December 31, 2002 and 2001, respectively.

        We earn income from two primary sources, net interest income generated by the successful employment of earning assets less the costs of interest-bearing liabilities, and net non-interest income, which is generated by service charges and fees charged for services provided, less the operating costs of providing the full range of banking services to our customers. Pre-underwriting fees and gains on sale of securities comprise another area of non-interest income.

Net Interest Income & Net Interest Margin

        Our net interest margin depends on the yields, volumes, and mix of our earning asset components as compared to the rates, volume and mix of various funding sources. Our net interest margin is net interest income expressed as a percentage of average earning assets. The Distribution, Rate and Yield Analysis of Net Income table which immediately follows reflects our average balance sheet volumes of assets, liabilities, and stockholders equity; the amount of associated interest income or interest expense; net interest income; the average rate or yield for each category of interest earning asset or interest bearing liability; and the net interest margin for the periods noted. Due to the four day period of operations for the year ended December 31, 2001, comparisons are not considered substantive to this discussion, and there are no averages reported for that period in the table.

Distribution, Rate and Yield Analysis of Net Income
(dollars in thousands)

	For the Nine Months Ended September 30, 2003 (a,b,f)			For the Nine Months Ended September 30, 2002 (a,b,f)			For the Twelve Months Ended December 31, 2002 (a,b)
	Average Balance	Income/ Expense	Average Rate/Yield	Average Balance	Income/ Expense	Average Rate/Yield	Average Balance	Income/ Expense	Average Rate/Yield
Assets
Investments:
Federal Funds Sold	$5,705	$53	1.24%	$9,914	$127	1.71%	$8,781	$148	1.69%
Interest Bearing Deposits:	$1,033	$7	0.91%	$470	$7	1.99%	$2,431	$10	0.41%
Taxable	$53,256	$1,251	3.14%	$18,348	$669	4.87%	$25,333	$1,188	4.69%
Equity	$187	$3	2.14%	$29	$1	4.61%	$35	$1	2.86%

Total Investments	$60,181	$1,314	2.92%	$28,761	$804	3.74%	$36,580	$1,347	3.68%

Loans:(c)
Commercial	$6,609	$270	5.46%	$1,003	$40	5.33%	$1,406	$79	5.62%
Real Estate	$34,093	$1,689	6.63%	$3,165	$186	7.86%	$6,509	$491	7.54%
Consumer	$1,091	$56	6.86%	$231	$15	8.68%	$388	$30	7.73%
Security Lines	$1,961	$186	12.68%	$5	$1	26.74%	$8	$1	12.50%
Other	$15	$—	0.00%	$5	$—	0.00%	$7	$—	0.00%

Total Loans	$43,769	$2,201	6.72%	$4,409	$242	7.34%	$8,318	$601	7.23%
Total Earning Assets(e)	$103,950	$3,515	4.52%	$33,170	$1,046	4.22%	$44,898	$1,948	4.34%
Non-Earning Assets	$4,883			$3,600			$2,005

Total Assets	$108,833			$36,770			$46,903

Liabilities and Shareholders' Equity
Interest Bearing Deposits:
NOW	$5,406	$12	0.30%	$2,080	$4	0.26%	$2,608	$7	0.27%
Savings Accounts	$1,092	$6	0.73%	$152	$1	0.88%	$310	$3	0.97%
Money Market	$53,798	$854	2.12%	$13,906	$253	2.43%	$20,447	$548	2.68%
IRA's	$501	$9	2.40%	$94	$2	2.84%	$147	$4	2.72%
Certificates of Deposit<$100,000	$5,303	$100	2.52%	$1,190	$30	3.37%	$1,728	$57	3.30%
Certificates of Deposit>$100,000	$16,630	$306	2.46%	$2,938	$78	3.55%	$4,072	$137	3.36%

Total Interest Bearing Deposits	$82,730	$1,287	2.08%	$20,360	$368	2.42%	$29,312	$756	2.58%
Borrowed Funds:
Other Borrowings	$135	$9	8.91%	$20	$2	13.37%	$19	$3	15.79%

Total Borrowed Funds	$135	$9	8.91%	$20	$2	13.37%	$19	$3	15.79%

Total Interest Bearing Liabilities	$82,865	$1,296	2.09%	$20,380	$370	2.43%	$29,331	$759	2.59%

Demand Deposits	$13,870			$3,530			$4,897

Other Liabilities	$651			$135			$102

Shareholders' Equity	$11,447			$12,725			$12,573
Total Liabilities and Shareholders' Equity	$108,833			$36,770			$46,903

Interest Income/Earning Assets			4.52%			4.22%			4.34%
Interest Expense/Earning Assets			1.67%			1.50%			1.69%
Net Interest Income and Margin(d)		$2,219	2.85%		$676	2.72%		$1,189	2.65%

(a)
Average balances are obtained from the best available daily or monthly data.

(b)
Yields are reflected on a tax equivalent basis since there are no exempt investments.

(c)
Loans are gross of the allowance for possible loan losses, deferred fees and related direct costs.

(d)
Represents net interest income as a percentage of average interest-earning assets.

(e)
There are no non-accrual loans during the periods ended September 30, 2003 or 2002 and December 31, 2002.

(f)
Annualized

        Net interest income before the provision for loan losses for the nine months ended September 30, 2003 was $2.2 million, as compared to $676,000 for the nine months ended September 30, 2002 and $1.2 million for the year ended December 31, 2002. This represents an increase of about $1.5 million or over 228% for the nine months under comparison ended September 30, 2003 and 2002, respectively. As previously noted, net interest income is the difference between the interest income and fees earned on loans and investments, and the interest expense paid on deposits and other borrowings. The amount by which interest income exceeds interest expense depends on two factors: the volume and mix of earning assets as compared to that of interest bearing deposits and borrowings, and the interest rates earned versus the interest rates paid on each of the balance sheet portfolios. Our net interest margin is the net interest income expressed as a percentage of earning assets. The margin for the nine months ended September 30, 2003 and 2002, and the year ended December 31, 2002, respectively, are reflected in the Distribution, Rate and Yield Analysis of Net Income table and reflect the changes in the rates earned and rates paid on loans, investments, deposits, and borrowed funds held by us during the periods under review.

        Our net interest margin has been impacted by three over-riding conditions. The first is the pervasive low interest rate environment of the last few years brought about by the actions of the Federal Open Market Committee (FOMC), the second has been the poor general economic conditions of the local and regional markets, and the third is the extremely competitive loan pricing of the major banks in our market.

        For these reasons, management opened a loan production office in Rancho Cordova, California in April 2003 to generate additional loan volume, with the potential for loan sales income from government guaranteed loan programs. Although management is optimistic that our net interest margin will be improved with additional loan volumes, there is no absolute assurance that fluctuations in market interest rates or other supply and demand issues will not have a deleterious effect on our net interest margin and/or net interest income.

        The 2.92% earnings rate on our investment portfolio for the nine months ended September 30, 2003 was unfavorably impacted by the low interest rate environment, heavy refinancing in its mortgage backed securities held, and the low rate on liquid overnight funds sold on a daily basis. When compared to the 3.74% rate earned during the nine months ended September 30, 2002 and the 3.68% rate earned for the twelve months ended December 31, 2002, one can see the magnitude and the continuance of the reduction in earnings over the periods under review.

        The rates earned on our loan portfolio over the nine months ended September 30, 2003 and 2002, respectively, also decreased over the term. While the prime rate fell twice during the intervening period, the overall earnings rate of 6.72% for the nine months ended September 30, 2003 was slightly less than the 7.34% rate earned during the same nine month period of 2002 on much lesser volumes.

        The Volume and Rate Variances table which follows sets forth the dollar amount of changes in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average balances (volume) or changes in average interest rates.

        The calculation is as follows: the change due to an increase or decrease in volume is equal to the increase or decrease in the average balance time the prior period rate; the change due to an increase or decrease in the rate is equal to the increase or decrease in the average rate times the current period balance. The variances attributable to both the volume and rate changes have been allocated to the change in rate.

Volume & Rate Variances
(dollars in thousands)

	Nine Months Ended September 30, 2003 over 2002
	Increase (decrease) due to
	Volume	Rate	Net
Assets:
Investments:
Federal funds sold	$(54)	$(20)	$(74)
Interest Bearing Deposits	8	(8)	—
Taxable	1,276	(694)	582
Equity	5	(3)	2

Total Investments	1,235	(725)	510

Loans:
Commercial	224	6	230
Real Estate	1,823	(320)	1,503
Consumer	56	(15)	41
Security Lines	392	(207)	185

Total Loans	2,495	(536)	1,959

Total Earning Assets	3,730	(1,261)	2,469

Liabilities:
Interest Bearing Deposits:
NOW	6	2	8
Savings Accounts	6	(1)	5
Money Market	728	(127)	601
IRA's	9	(2)	7
Certificates of Deposit <$100,000	104	(34)	70
Certificates of Deposit >$100,000	365	(137)	228

Total Interest Bearing Deposits	1,218	(299)	919

Borrowed Funds:
Other Borrowings	12	(5)	7

Total Borrowed Funds	12	(5)	7

Total Interest Bearing Liabilities	1,230	(304)	926

Net Interest Margin/Income	$2,500	$(957)	$1,543

        As a result of the foregoing, variances, our average gross earnings rate for the nine months ended September 30, 2003 was 4.52%, as compared to 4.22% for the nine months ended September 30, 2002 and 4.34% for the year ended December 31, 2002.

        Interest expense rates for the September 30, 2003 and 2002 periods, respectively were favorably impacted by the volume changes, deposits category distributions, and reduced rates paid on deposit accounts after the prime rate reduction of June 2003. Even with the deposit redistributions, the overall costs of deposits was 2.08% and 2.42% for the nine months ended September 30, 2003 and 2002, respectively.

        Our average interest rate paid on interest bearing liabilities was 2.09% for the nine months ended September 30, 2003 as compared to 2.43% for the nine months ended September 30, 2002. Our overall net interest margin increased to 2.85% for the nine months ended September 30, 2003, as compared to 2.72% for the nine months ended September 30, 2002 and 2.65% reported for the twelve months ended December 31, 2002.

        Interest earning rates for the nine months ended September 30, 2003 reflect a similar pattern to that which has transpired over the last two years. Investment earning rates declined, as did loan earnings rates, as a result of the same factors; lower overnight rates, FOMC action, and the general economic malaise.

        Although actual earnings rates declined on our investments and loan portfolios over the nine months ended September 30, 2003 when compared to the twelve month period ended December 31, 2002, the decline in rates paid on interest bearing deposits was more accelerated. As a result, our net interest margin actually improved to 2.85% for the nine months ended September 30, 2003 as compared to 2.65% for the year ended December 31, 2002.

        Rate changes are shown to have caused a drop of almost $960,000 in net interest income for the nine months ended September 30, 2003 relative to nine months ended September 30, 2002, however, while the rates are lower, net interest income on a volume basis was actually enhanced by almost $2.5 million over the period due to over-riding positive variances in both investment and loan portfolio volumes.

        Our net interest margin is also impacted by changes in the mix of interest earning assets and interest bearing liabilities, as well as by changes in the relative level of non-earning assets (including cash and due from banks). On the asset side of the balance sheet, the relative increase in the loan to deposit ratio, as well as the relative increase of loans as a percentage of average earning assets had a positive impact on the weighted average yield on earning assets. Over the periods, at September 30, 2003 investments comprised about 58% and loans about 42% of average earning assets, while at September 30, 2002 the percentages were about 87% and 13%, respectively. Net interest income, as reported above, is based on the distribution of assets held by the organization. As noted, the Company's percentage of loans relative to investments, has increased substantially over the periods under review, growing from 13% to 42% of average earning assets for the nine months ended September 30, 2002 as compared to the same period of 2003. As we continue to increase our loan volumes, we anticipate that this growth in the relative percentage of loans to investments will also continue, however, no absolute assurance can be given that this, in fact, will occur.

        For the year ending December 31, 2003, we have not budgeted substantive increases in deposit or loan volumes, and it is anticipated that we will end the year 2003 with a nominally higher volume of deposits and loans than we currently hold. However, there can be no absolute assurance that this, in fact, will occur.

Provision for Loan Losses

        Credit risk is inherent in the business of making loans. We set aside an allowance for potential loan losses through periodic charges to earnings, which are reflected in the income statement as the provision for loan losses. Specifically, the provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in management's judgment is adequate to absorb losses inherent in Nevada Security Bank's loan portfolio.

        For the nine months ended September 30, 2003, our provision for loan losses was $547,000, over three times the magnitude of the loan loss provision recognized for the same period of 2002 which was $170,000. The loan loss provision was higher in 2003 concurrent with the large increase in outstanding loan balances during the nine months ended September 30, 2003. The procedures for monitoring the adequacy of the allowance, and detailed information on the allowance, are included below in "Allowance for Loan Losses".

Non-interest Income/Expense

        Our results reflected a higher level of non-interest income in the nine months ended September 30, 2003 than the same period of 2002, and than the same period of 2002, and than the year ended December 31, 2002. The overall ratio of non-interest income to average earning assets increased to 0.90% from 0.17% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 and 0.17% for the year ended December 31, 2002.

        Total non-interest expenses increased to $3.0 million in the nine months ended September 30, 2003 from $2.0 million for the nine months ended September 30, 2002 and from $2.8 million and $783,000 for the periods ended December 31, 2002 and 2001, respectively. As a percentage of average earning assets, total overhead expenses were 3.88% for the nine months ending September 30, 2003, 8.32% for the nine months ended September 30, 2002 and 6.26% for the year ended December 31, 2002.

        Our overhead efficiency ratio for all the periods under review declined due to our substantial growth. The overhead efficiency ratio represents total non-interest expense divided by the sum of net interest income and total non-interest income. Neither the provision for loan losses nor securities gains or losses are factored into the equation. Our annualized overhead efficiency ratio was 125.1% for the nine months ended September 30, 2003 as compared to 291.4% for the nine months ended September 30, 2002 and 223.6% for the year ended December 31, 2002.

        The primary sources of non-interest income and non-interest expense are noted on the following page in the Non-Interest Income/Expense table which reflects the values of non-interest income and expense as a percentage of average-earning assets. Organizational and start-up costs charged to operations during the short period ended December 31, 2001 were approximately $770,000.

Non Interest Income/Expense

	For the Nine Months Ended September 30, 2003		For the Nine Months Ended September 30, 2002		For the Year Ended December 31, 2002
		% of Total		% of Total		% of Total
	(dollars in thousands)
OTHER OPERATING INCOME:
Service charges on deposit accounts	$36	5.15%	$12	28.57%	$24	31.17%
Other service charges, commissions & fees	$70	10.01%	$23	54.76%	$44	57.14%
Pre-underwriting Fees	$94	13.45%	$—	0.00%	$—	0.00%
Gain on Sale of Securities	$499	71.39%	$7	16.67%	$9	11.69%

Total non-interest income	$699	100.00%	$42	100.00%	$77	100.00%

As a percentage of average earning assets		0.90%		0.17%		0.17%
OTHER OPERATING EXPENSES:
Salaries and employee benefits	$1,402	46.32%	$968	46.72%	$1,276	45.38%
Occupancy costs
Furniture and equipment	$291	9.62%	$185	8.93%	$262	9.32%
Premises	$341	11.27%	$191	9.22%	$302	10.74%
Advertising and marketing costs	$101	3.34%	$73	3.52%	$105	3.74%
Data processing costs
Item processing costs	$35	1.16%	$16	0.77%	$27	0.96%
Other data processing	$113	3.73%	$52	2.51%	$75	2.67%
Deposit services costs	$111	3.67%	$69	3.33%	$97	3.45%
Provision for Undisbursed Loan Commitments	$3	0.10%	$25	1.21%	$62	2.21%
Other operating costs
Telephone & data communications	$87	2.87%	$55	2.65%	$72	2.56%
Postage & mail	$22	0.73%	$7	0.34%	$9	0.32%
Other	$166	5.49%	$164	7.91%	$157	5.59%
Professional services costs
Legal & accounting	$99	3.27%	$123	5.94%	$161	5.73%
Other professional services	$154	5.09%	$62	2.99%	$98	3.49%
Stationery & supply costs	$69	2.28%	$82	3.96%	$108	3.84%
Sundry & tellers	$32	1.06%	$—	0.00%	$—	0.00%

Total non-interest Expense	$3,026	100.00%	$2,072	100.00%	$2,811	100.00%

As a % of average earning assets		3.88%		8.32%		6.26%
Efficiency Ratio	125.1%		291.4%		223.6%

        Included in the increase in non-interest income are increases in service charges on deposit accounts with an increase for the nine months ended September 30, 2003 of 200%, or $24,000 over that reported for the nine months ended September 30, 2002. These increases were based on the more consistent collection of monthly service charges and non-sufficient funds charges paid as well as higher deposit account volumes. Other service charges, commissions and fees are primarily comprised of wire transfer and loan documentation fees, for all periods under review.

        Pre-underwriting fees are a result of agreements with third parties whereby we perform certain pre-underwriting activities on SBA loans which are funded by the third party. These activities are conducted in the Rancho Cordova, California loan production office. This office is expected to contribute additional loan volumes to us, and to provide additional sources of income based on sales of government guaranteed loans to financial intermediaries. No absolute assurance can be given, however, that this will in fact, occur. Pre-underwriting fees for the periods under review is contained only within the year-to-date period ending September 30, 2003 since the loan production office was not opened until the second quarter of 2003.

        The largest increase for any specific category of expenses was in salaries and employee benefits, which were $434,000 or almost 45% higher in the nine months ended September 30, 2003 as compared to the same period of 2002. Personnel costs approximated 46% of total non-interest expense and 1.81% of average earning assets during the nine months ended September 30, 2003 and 47% of total non interest expenses, as well as 3.89% of average earning assets for the nine months ended September 30, 2002. For the year ended December 31, 2002 these costs were 45% of total non-interest expenses, and 3% of average earning assets. This reflects our addition of experienced professional staff during late 2002 as we aligned our staffing levels to business plans requirements for additional loan production capabilities, and the increased volume of average earning assets.

        The second greatest increase in non-interest expenses is most evident in our occupancy costs. This was due to two primary factors; 1) the move of the Reno branch and administrative offices from two temporary locations to a 9,300 square foot permanent facility during the fourth quarter of 2002, and 2) the additional premises and equipment and data processing workstation costs initiated by such move. Total occupancy costs approximated 21% of total non-interest expense and 0.82% of average earning assets for the nine months ended September 30, 2003. This compares to about 18% of total non-interest expenses for the nine months ended September 30, 2002 and 1.51% of average earning assets. For the year ended December 31, 2002, occupancy expenses approximated 20% of total non-interest expenses and 1.26% of average earning assets.

        Total data processing expenses have continued to increase to 4.9% of total non-interest expenses and 0.19% of average earning assets for the nine months ended September 30, 2003 from 3.3% and 3.6% of total non-interest expenses and 0.27% and 0.23% of average earning assets for the nine months ended September 30, 2002 and for the year ended December 31, 2002, respectively. We believe that the customer base envisioned in its business plan is more oriented towards a "high-tech, high-touch" financial services provider than has previously been the case in the northern Nevada market. To this extent, we started our provision of banking services to include check truncation, image statements, on-line ATM's and internet consumer banking, and added commercial account internet banking upon our move to permanent facilities. Further, we anticipate that with the recently passed Check 21 law, we will be among the forefront of image capable financial service providers with a current project to install image capture devices in our two current branches by the end of the year. However, no absolute assurance can be given that that this will in fact, occur.

        As a result of our orientation towards being an integrated data provider, telephone and data communication costs have been higher than one might anticipate from a local community institution. However, with two offices in Nevada and a loan production facility in California inter-connected to Auburn, California and Charlotte, North Carolina which provide on-line capabilities, our communication costs have indeed been high. Based on our current high-tech focus, however, it is expected that this is likely to continue.

        Each of certain other non-interest expense categories are shown with their related percentage of overall non-interest expense, so that one may view their contribution to the overall cost structure of the company. Further, our efficiency ratio is noted, as was explained previously.

        Management expects that non-interest expenses will moderate as a percentage of average earning assets over the rest of the year 2003, as we continue to grow and management further refines most areas of our cost structure, however, no assurance can be given that this, in fact, will occur.

Provision for Income Taxes

        We do not record a provision for income taxes. At December 31, 2002 we had approximately $2.2 million of operating loss carry-forwards for federal income tax purposes which expire in 2021.

Balance Sheet Analysis

Earning Assets

Investment Portfolio

        The major components of our earning asset base are the investment securities and loan portfolios. The detailed composition and growth characteristics of both of these portfolios are very significant to any analysis of our financial condition. Our investments are analyzed in this section, while the loan portfolio is discussed in a later section of this prospectus.

        Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" on December 31, 1993, we have classified our investments into two primary portfolios, those "available-for-sale", and those "held-to-maturity". In addition, while a "trading portfolio" is allowed by SFAS 115, we have no current investments which are so classified.

        The investment portfolio serves several purposes: 1) it provides liquidity to mitigate uneven cash flows from the loan and deposit activities of customers; 2) it provides a source of pledged assets for securing public deposits and borrowed funds; 3) it is a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of ours; 4) it is an alternative interest-earning use of funds when loan demand is light; and 5) it may provide partially tax exempt income. During our growth since inception two years ago, deposit acquisition activities have outpaced loan growth. As a result, our investment portfolio has been the primary placement of interest earning funds over the periods reported. With additional lending staff in the Reno, Nevada and Rancho Cordova, California markets, it is believed that loan growth will accelerate, although no absolute assurance can be given that this will, in fact, occur.

Investment Portfolio

	September 30, 2003		December 31, 2002
	Amortized Cost	Fair Market Value	Amortized Cost	Fair Market Value
	(dollars in thousands)
Available for Sale
US Gov't agencies	$24,680	$24,344	$1,135	$1,149
Mortgage-backed securities	—	—	11,942	12,244
Corporate bonds	12,930	12,948	—	—
State & political subdivisions (taxable)	627	616	—	—

Subtotal, Available for Sale	$38,237	$37,908	$13,077	$13,393

Held to Maturity
US Treasury securities	$499	$503	$500	$509
US Gov't agencies	6,671	6,741	11,074	11,190
Mortgage-backed securities	34,822	34,756	21,254	21,417
Corporate bonds	—	—	1,771	1,856
State & political subdivisions (taxable)	250	250	—	—

Subtotal, Held to Maturity	$42,242	$42,250	$34,599	$34,972

Total Investment Securities	$80,479	$80,158	$47,676	$48,365

        Our investment portfolio is primarily composed of six subsets: (1) "Fed Funds Sold", which are temporary overnight sales of excess funds to correspondent banks, and are not detailed as an element within our longer-term investment portfolio; (2) US Treasury and Agency issues for liquidity; (3) state, county and municipal obligations which may provide limited tax free income and pledging potential; (4) mortgage-backed securities for cash flow and enhanced earnings; (5) corporate bonds; and (6) other equity investments. The relative distribution of these groups within the overall portfolio has varied over the periods noted, especially as regards the extent of Agency, mortgage-backed and corporate investments held. The equity portfolio is comprised exclusively of ownership in the Federal Home Loan Bank of San Francisco and an investment in Pacific Coast Banker's Bancorp, which is a correspondent bank.

Maturity and Yield of Available for Sale Investment Portfolio

	September 30, 2003
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
US Treasury securities	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%
US Gov't agencies	$—	0.00%	$12,494	2.36%	$11,027	4.14%	$823	4.13%	$24,344	3.62%
Mortgage-backed securities	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%
State & political subdivisions	$—	0.00%	$490	2.56%	$126	4.30%	$—	0.00%	$616	2.91%
Corporate bonds	$—	0.00%	$10,506	3.35%	$2,442	4.80%	$—	0.00%	$12,948	3.63%
Other equity securities	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%

Total Investment Securities	$—		$23,490		$13,595		$823		$37,908	3.61%

Maturity and Yield of Held to Maturity Investment Portfolio

	September 30, 2003
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
US Treasury securities	$500	3.07%	$—	0.00%	$—	0.00%	$—	0.00%	$500	3.07%
US Gov't agencies	$1,008	4.88%	$1,215	3.33%	$3,140	5.00%	$1,308	4.05%	$6,671	4.26%
Mortgage-backed securities	$—	0.00%	$3,668	3.26%	$8,216	2.95%	$20,913	2.87%	$32,797	2.93%
State & political subdivisions	$15	6.00%	$76	6.00%	$126	6.00%	$33	6.00%	$250	6.00%
Corporate bonds	$250	7.05%	$499	6.33%	$1,275	6.75%	$—	0.00%	$2,024	6.68%

Total Investment Securities	$1,773		$5,458		$12,757		$22,254		$42,242	3.33%

        Total investment securities were slightly over $80 million at September 30, 2003, exclusive of temporary overnight placements of about $2 million in Fed Funds sold. This compares to slightly less than $48 million of investment securities and approximately $2 million of Fed Funds sold at December 31, 2002 and Fed Funds sold of $13.3 million at December 31, 2001. There were no investment securities held at December 31, 2001, as all invested funds were held as temporary overnight placements. The most noticeable differences in the portfolio were the additions of greater volumes of U.S. government sponsored agency investments, as well as mortgage-backed securities, when September 30, 2003 is compared to previous periods.

        At September 30, 2003, agency investments had almost tripled in volume over that reported at December 31, 2002, while mortgage backed investments increased by about 50%. We have been modifying our investment management activities to achieve greater earnings on our portfolio than was evident in prior periods. The investment portfolio at September 30, 2003 comprised 56% of earning assets at that date, while at December 31, 2002, the investment portfolio represented an even greater 66% of earning assets. As of September 30, 2003, there are no issuers other than the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, and Government National Mortgage Association where the aggregate book value of such securities exceeds ten percent of stockholders' equity.

Loan Portfolio

        A comparative schedule of the distribution of our loans at September 30, 2003 and December 31, 2002 is presented in the Loan Distribution table. The amounts shown in the table are before deferred or unamortized loan origination, extension, or commitment fees and origination costs for loans in that category. Further, the figures noted for each category are presented as percentages, for ease of reviewer analysis. There were no loans outstanding at December 31, 2001.

Loan Distribution

	September 30, 2003	December 31, 2002
	(dollars in thousands)
Commercial and Industrial	$8,428	$3,076
Real Estate:
Commercial	$24,164	$9,276
Residential	$6,416	$1,530
Construction and Land Development	$19,990	$10,032

Total Real Estate	$50,570	$20,838
SBA/USDA Loans	$877	$—
Consumer loans	$3,592	$1,091

Total Loans	$63,467	$25,005

Percentage of Total Loans
Commercial and Industrial	13.28%	12.30%
Real Estate:
Commercial	38.07%	37.10%
Residential	10.11%	6.12%
Construction and Land Development	31.50%	40.12%

Total Real Estate	79.68%	83.34%
SBA/USDA Loans	1.38%	0.00%
Consumer loans	5.66%	4.36%

Total	100.00%	100.00%

        As reflected in the Loan Distribution table, the loan portfolio is predominately comprised of real estate loans. Such loans comprised about 80% of the total portfolio as of September 30, 2003, while commercial real estate loans are about 50% of the real estate loans; residential loans are about 12% and construction and land development loans are about 38%.

        Gross loans have increased by about $38 million, or over 150% during the nine months ended September 30, 2003 as compared to December 31, 2002. As one can see in the Loan Distribution table, the most significant change between September 30, 2003 and December 31, 2002 has been the increase of our real estate secured loan portfolio. This volume increased by about $30 million, and comprised about 75% of all loan growth during the nine months ended September 30, 2003. With additional lending capacity in the Northern California market, it is anticipated that this ratio will somewhat decline, although no absolute assurance can be given that this will in fact, occur. The growth that has occurred has been accomplished primarily in the increased activity levels of our Reno office. Generally speaking, all changes have been substantial in our loans held in the categories noted, within the periods under review.

        At the current time, our interest earning asset base is predominantly investments, and loans have not yet reached the percentage of average earning assets reported by our peers. While it is anticipated that loan volumes will increase as a percentage of average earning assets as we grow, there can be no absolute assurance that this will, in fact, occur. Should the volume of loans change dramatically, a change in the relative mix of loan categories is also likely to occur.

        The following Loan Maturity table presents the maturity distribution for each major category of our loan portfolio and the sensitivity of such loans to changes in interest rates at September 30, 2003.

Loan Maturity

(dollars in thousands)

September 30, 2003

	Three Months or Less	Three Months thru Twelve Months	After One Year But Within Five Years	After Five Years	TOTAL	Floating rate: due after one year	Fixed rate: due after one year
Commercial and Industrial(1)	$6,158	$356	$1,678	$1,113	$9,305	$—	$2,791
Real Estate	$22,567	$1,356	$2,144	$24,503	$50,570	$7,023	$19,624
Consumer Loans	$3,267	$38	$287	$—	$3,592	$—	$287

TOTAL	$31,992	$1,750	$4,109	$25,616	$63,467	$7,023	$22,702

(1)
Includes SBA/USDA Loans

Off-balance Sheet Arrangements

        In the usual course of business, we make commitments to extend credit as long as there are no violations of any conditions established in the outstanding contractual arrangement. Commitments to extend credit were $19.9 million at September 30, 2003 as compared to $14.5 million at December 31, 2002 and none outstanding at December 31, 2001. These commitments represented 31.3% and 58.1% of outstanding gross loans at each of the periods noted, respectively. Our stand-by letters of credit totaled $17,000 at September 30, 2003, none were outstanding at December 31, 2002 or 2001. This amount represented an insignificant portion of total commitments outstanding at September 30, 2003.

        The effect on our revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used. For more information regarding our off-balance sheet arrangements, please refer to Note 7 to the financial statements.

Non-performing Assets

        We manage asset quality and controls credit risk through the application of policies, practices and procedures designed to promote sound underwriting and loan monitoring, and the diversification of the loan portfolio. The loan administration function is charged with monitoring asset quality and establishing credit policies, practices and procedures which are consistently enforced. At all periods under review, we had no non-performing assets.

        The evaluation of these factors, as in other of our risk areas, is performed by independent third party review firms that employ credit professionals to determine our adherence to previously established internal guidelines. These evaluations include many factors, such as loan growth, changes in the composition of the loan portfolio, delinquencies, general economic conditions that could impact the value of collateral, management's general assessment of loan portfolio quality, and other trends and conditions. Further, such independent external reviews include evaluating the financial strength of the borrowers, the value of applicable collateral, any prior loan loss experiences, the growth in the loan portfolio, and other conditions. During the nine months ended September 30, 2003, two such evaluations were conducted, as was an evaluation of the adequacy of our loan loss allowance. In addition, bank regulatory authorities, as part of their periodic examinations of the bank, review loan quality and the adequacy of the allowance for loan loss.

        Non-performing assets are comprised of the following: Loans for which the we are no longer accruing interest; loans 90 days or more past due and still accruing interest (although loans are generally placed on non-accrual when they become 90 days past due); loans restructured where the terms of repayment have been renegotiated resulting in a deferral of interest or principal; and other real estate owned ("OREO"). Management's classification of a loan as non-accrual or restructured is an indication that there is reasonable doubt as to our ability to collect principal or interest on the loan. At that point, we stop accruing income from the interest on the loan, reverse any uncollected interest that had been accrued but unpaid, and recognizes interest income only as cash interest payments are received and as long as the collection of all outstanding principal is not in doubt. These loans may or may not be collateralized, but in all cases collection efforts are continuously pursued.

Allowance for Loan Losses

        The allowance for loan losses (ALL) is established through a provision for loan losses based on management's evaluation of known and inherent risks in our loan portfolio. The allowance is increased by provisions charged against current earnings, and reduced by net charge-offs. Specifically identifiable and quantifiable losses are immediately charged off against the allowance; recoveries are generally recorded only when cash payments are received subsequent to the charge off.

        We employ a systematic methodology for determining the allowance for loan losses that includes a monthly review process and quarterly adjustment of the allowance. Our process includes a periodic review of individual loans that have been specifically identified as problem loans or have characteristics that could lead to impairment, as well as detailed review of other loans (either individually or in pools). While this methodology utilizes historical and other objective information, the establishment of the allowance for loan losses and the classification of loans is also to some extent, based on management's judgment and experience.

        Peer data for institutions reported in the FFIEC Uniform Bank Performance Report, with specific data noted for the State of Nevada, reflects an allowance for loan losses of 1.26% of total loans at June 30, 2003.

        This compares to the National Peer Group #9 (all insured commercial banks having assets between $100-$300 million with two or less banking offices, and located in a metropolitan area) ratio of 1.22% as of the same date. For the National Peer Group, loan losses were reported at 0.11% of average total outstandings, on an annualized basis, while for the state of Nevada, it was reported at 0.15%. By means of comparison, our allowance for loan losses, exclusive of the allowance for undisbursed loan commitments, represented 1.21% of outstanding gross loans at September 30, 2003 and 0.88% at December 31, 2002.

        Our methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include national peer and state peer historical loss experience, our historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors.

        Qualitative factors include the general economic environment in our markets and key industries in the Northern Nevada markets. The way a particular loan might be structured, the extent and nature of waivers of existing loan policies, the results of bank regulatory examination, model imprecision, and the rate of portfolio growth are additional qualitative factors that are considered. To date we have experienced no loan losses.

        The table that follows summarizes the activity in the allowance for loan losses for the nine months ending September 30, 2003 and the year ended December 31, 2002. There were no loans outstanding, neither was there an allowance for loan losses nor charge-off loans at December 31, 2001.

Allowance for Loan Losses

(dollars in thousands)

	For the Nine-Month Period Ended September 30, 2003	For the Year Ended December 31, 2002
Balances:
Average gross loans outstanding during period	$43,769	$8,318

Gross loans outstanding at end of period	$63,467	$25,005

Allowance for Loan Losses:
Balance at beginning of period	$220	$—
Provision charged to expense	$547	$220
Loan charge-offs
Agricultural	$—	$—
Commercial & industrial loans	$—	$—
Real estate loans	$—	$—
Consumer loans	$—	$—

Total	$—	$—

Recoveries
Agricultural	$—	$—
Commercial & industrial loans	$—	$—
Real estate loans	$—	$—
Consumer loans	$—	$—

Net Interest Income	$—	$—

Net loan charge offs	$—	$—

Balance	$767	$220

RATIOS
Net Charge-offs to Average Loans (annualized)	n/a	n/a
Allowance for Loan Losses to Gross Loans at End of Period	1.21%	0.88%
Net Loan Charge-offs to Allowance for Loan Losses at End of Period	n/a	n/a
Net Loan Charge-offs to Provision for Loan Losses	n/a	n/a

        Management believes that the ALL at September 30, 2003 is sufficient to absorb probable losses inherent in the loan portfolio. This amount is based on the best available information and does involve uncertainty and matters of judgment. Accordingly, the adequacy of the loan loss reserve cannot be determined with precision and could be susceptible to significant change in future periods.

Allocation of the Allowance for Loan Losses

(dollars in thousands)

	September 30, 2002 Amount	Percent of loans in each category to total loans
Commercial and Industrial	$142	13.28%
Real Estate:
Commercial	$293	38.07%
Residential	$37	10.11%
Construction and Land Development	$204	31.50%

Total Real Estate	$534	79.68%
SBA/USDA Loans	$4	1.38%
Consumer loans	$86	5.66%
Unallocated	$1	—

Total	$767	100%

        In addition, we carry an allowance for undisbursed loan commitments which is reported as an "other liability". At September 30, 2003, December 31, 2002 and September 30, 2002 such allowance was $65,000 and $62,000 and $25,000, respectively. At September 30, 2003 such allowance represented 0.33% of loan commitments outstanding and 0.10% of total gross loans.

Non-earning Assets

        Non-earning assets are those assets that by their characteristics do not generate interest income for us. Generally speaking, a financial institution would prefer to minimize such assets, which are primarily composed of cash and due from balances, fixed assets and "other" assets. At September 30, 2003 and December 31, 2002 such assets totaled $6 million and $5 million respectively. As of September 30, 2003 and December 31, 2002, such assets represented approximately 4% of average total assets. Cash and due from banks represented 52% and 42% of non-earning assets reported for the respective periods. At December 31, 2001 cash and due from banks totaled $333,000 and represented approximately 30% of all non-earning assets.

Deposits and Interest Bearing Liabilities

Deposits

        An important balance sheet component impacting our net interest margin is the composition and cost of our deposit base. Net interest margin is improved to the extent that growth in deposits can be focused in the less volatile and somewhat more traditional core deposits, which are non-interest bearing demand, NOW accounts, savings accounts, money market deposit accounts (MMDA's) and time deposits under $100,000.

        Our growth of deposit accounts in the demand, NOW, and Certificate areas has been patterned along traditional means of acquisition: new customers coming into a branch facility; previous customers well known to staff or management bringing their relationships over to the new bank, or as the result of calls made by staff, officers, or directors on certain prospective or potential customers. Further, it is our goal to have established both deposit and loan relationships with all of our customers.

        In addition to these sources, however, we have a deposit acquisition officer assigned to real estate related companies, who is responsible for developing growth in this deposit class. As a result of such activities, we have generated $52 million of MMDA deposits related to that source of endeavor at September 30, 2003, which represented approximately 38% of total deposit accounts. At December 31,

2002 this type of MMDA deposit approximated $15 million and represented about 22% of deposit accounts. At December 31, 2001 there were no deposits related to this source of activity.

        As illustrated in the Distribution, Rate & Yield Analysis of Net Income table previously depicted, the average rate paid on interest bearing deposits decreased moderately to 2.08% during the nine months ended September 30, 2003 from 2.42% from the nine months ended September 30, 2002. This rate was 2.58% for the twelve months ended December 31, 2002. Average interest bearing deposit volumes increased by about $62 million, or approximately 300% at September 30, 2003 over the nine months ended September 30, 2002 and about $53 million over the average deposits reported for the twelve months ended December 31, 2002.

        As previously noted, the primary difference between deposit volumes at September 30, 2003, when compared to prior periods, is the growth of money market accounts. This change was due to promotional rates and terms within money market advertisements during the year, in local retail markets. This substantial growth in "core deposits" may modify our interest rate risk, and our deposit cash flows.

        Potentially, the most volatile deposits in a financial institution are the large certificates of deposits, those generally over $100,000. Because these deposits when considered with other customer specific deposits may exceed the maximum amount of FDIC insurance for an account, depositors may select shorter maturities to offset perceived risk elements associated with deposits over $100,000. We may find such certificates to be more volatile than those generated within its branches from traditional sources; however, as branches generate additional deposit growth, this effect should be somewhat mitigated.

        The following table presents the scheduled maturities of time deposits at September 30, 2003. Such maturities are at the behest of the customer, however, and no absolute assurance can be given that the scheduled run-off of certificates of deposits will occur in the precise time periods noted.

Deposit Maturity Distribution(1)

(dollars in thousands)

	As of September 30, 2003
	Three months or less	Three to six months	Six to twelve months	One to three years	Over three years	Total
Time Certificates of Deposits <$100,000	$1,803	$1,717	$2,074	$39	$289	$5,922
Other Time Deposits >$100,000	$8,865	$4,332	$8,672	$944	$300	$23,113

Total	$10,668	$6,049	$10,746	$983	$589	$29,035

(1)
Includes IRA accounts

Other Interest Bearing Liabilities

        We may occasionally use Fed funds purchased and short-term Federal Home Loan Bank (FHLB) borrowings to support liquidity needs created by seasonal deposit flows, to temporarily satisfy funding needs from increased loan demand, and for other short-term purposes. Uncommitted lines are available from several correspondent banks, however, the borrowing line at FHLB is dependent on the level of pledged collateral. There was a total of $9 million available from this source at September 30, 2003 and $6 million at December 31, 2002.

        Other borrowed funds as of September 30, 2003 includes $1.625 million in unsecured notes payable to related parties. These notes were issued by us and $1.450 million of the funds were contributed to Nevada Security Bank to support its growth. Of the total notes drawn, $1.5 million have a floating rate with a floor of 6.25% and are due April 30, 2004, while $125,000 are drawn with a floating rate with a floor of 6.5% and are due June 30, 2005.

        We have lines of credit available to it under various agreements with the Federal Home Loan Bank of San Francisco, Pacific Coast Banker's Bank, and Zions National Bank. As of September 30, 2003 and 2002, as well as December 31, 2002, no funds had been drawn from these sources.

        Since growth in core deposits may be at intervals different from loan demand, we may follow a pattern of funding irregular growth in assets with overnight borrowings, which are then replaced with core deposits. This temporary funding source is likely to be utilized for generally short-term periods, although no assurance can absolutely be given that this will, in fact, occur.

Non-interest Bearing Liabilities

Demand Deposits

        Non-interest bearing deposit liabilities are an integral part of a financial institution's funds portfolio. These consumer and business checking accounts provide a relatively stable source of investable funds which are considered among a financial institution's core deposits. Non-interest bearing demand deposits averaged about 14% of total average deposits at September 30, 2003 and 2002, respectively, and December 31, 2002.

Other Non-interest Bearing Liabilities

        Other non-interest bearing liabilities are primarily comprised of interest payable, and other expenses accrued but unpaid, and certain clearing amounts. Accrued interest payable increased during the nine months ended September 30, 2003 due to higher deposit volumes. Generally speaking, the balance of "other liabilities" represents a small percentage of overall liabilities and is not material to the discussion of funding sources.

Liquidity & Market Risk Management

Interest Rate Risk Management

        Market risk arises from changes in interest rates, exchange rates, commodity prices and equity prices. Our market risk exposure is primarily that of interest rate risk, and it has established policies and procedures to monitor and limit earnings and balance sheet exposure to changes in interest rates. We do not engage in trading of financial instruments, nor do we have any exposure to exchange rates.

        The principal objective of interest rate risk management (often referred to as "asset/liability management") is to manage our financial components in a manner that will optimize the risk/reward equation for earnings and capital in relation to changing interest rates. To identify areas of potential exposure to rate changes, we use two firms to perform an earnings simulation analysis and a market value of portfolio equity calculation on a quarterly basis. This identifies more dynamic interest rate risk exposures that those apparent in standard re-pricing gap analyses.

        We use consultant's modeling software for asset/liability management in order to simulate the effects of potential interest rate changes on our net interest margin. These simulations can also provide both static and dynamic information on the projected fair market values of our financial instruments under different interest rate scenarios. The simulation programs utilize specific investment and call report data, and incorporate assumptions on the re-pricing characteristics of embedded options to determine the effects of a given interest rate change on our interest income and interest expense. Rate scenarios consisting of key rate and yield curve projections are run against our investment, loan, deposit and borrowed funds portfolios. These rate projections can be shocked (an immediate and sustained change in rates, up or down), ramped (an incremental increase or decrease in rates over a specified time period), economic (based on current trends and econometric models) or stable (unchanged from current actual levels). We typically use seven standard interest rate scenarios in conducting our simulations, four of which are provided below.

        Our policy is to limit the change in our net interest income for the next 12 months to plus or minus 5% based on a 100 basis point (b.p.) shock, plus or minus 10% based on a 200 b.p. shock, and plus or minus 15% based on a 300 b.p. shock in interest rates. As of September 30, 2003, we had the following estimated net interest income sensitivity profile:

Estimated Net Interest Income Sensitivity Profile

Scenario	Increase (Decrease) in Net Interest Income from Base Scenario	Percentage Change
	(dollars in thousands)
Up 200 basis points	$(248)	-0.16%
Up 100 basis points	$(89)	-0.06%
Down 100 basis points	$(89)	-0.06%
Down 200 basis points	$(313)	-0.21%

        The above profile illustrates that if there were an immediate downward adjustment of 200 basis points in interest rates and the we did nothing further with regard to the active management of its assets or liabilities, net interest income would likely decrease by around $313,000, or approximately 0.21%, over the next twelve months. By the same token, if there were an immediate increase of 200 basis points in interest rates, our net interest income would decline by $248,000 or 0.16% over the next year. The exposure to declining rates appears disproportionate in these simulations, however, because most of our deposit rates are currently very close to a floor of zero. As rates on interest-bearing liabilities hit this floor, our yields on earning assets continue to fall, creating significant compression in our net interest margin. In reality, management does not expect current historically low rates to fall at all. Rather, the greater likelihood is that the FOMC will increase rates sometime in the future. Should that happen, as prices in the fed funds market portend, we could possibly suffer the slight decline in net interest income, as is reflected in the previous table. However, rates on loans and deposits do not always move in lockstep, and it is entirely possible that the noted decline in net interest income may not happen, although no absolute assurances can be give that this will, in fact, occur. What will happen, is that as the future unfolds and we grow, we will continually price new loans and deposits at competitive rates for terms which customers have selected, and the profile exhibited previously will be modified by circumstance. In addition, the preceding interest rate simulation model does not represent a financial forecast and should not be relied upon as being indicative of future results.

        One method of reviewing an institution's likely changes in net interest income is to analyze its "gap" position. That is, to look at the dollar volume of assets and liabilities whose interest rates earned and paid, will be repricing in various base periods. This repricing information is also used in liquidity management. The following table sets forth this information for review.

Interest Rate Sensitivity Gap

	September 30, 2003
	Within Three Months	After Three Months but Within One Year	After One Year but Within Five Years	After Five Years	Total
	(dollars in thousands)
Interest Earning Assets:
Interest Earning Deposits	$—	$—	$—	$—	$—
Federal Funds Sold	$2,180	$—	$—	$—	$2,180
Investment Securities	$350	$503	$38,013	$41,284	$80,150
Loans	$31,723	$1,750	$8,077	$21,917	$63,467

TOTAL	$34,253	$2,253	$46,090	$63,201	$145,797
Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$6,772	$—	$—	$—	$6,772
Savings Deposits	$1,229	$—	$—	$—	$1,229
MMDA's	$80,624	$—	$—	$—	$80,624
Time Deposits less than $100,000	$1,803	$3,791	$328	$—	$5,922
Time Depositis of $100,000 or more	$8,865	$13,004	$1,244	$—	$23,113
Borrowed Funds	$1,626	$—	$—	$—	$1,626

TOTAL	$100,919	$16,795	$1,572	$—	$119,286
Interest Rate Sensitivity Gap	$(66,666)	$(14,542)	$44,518	$63,201	$26,511

Cumulative Interest Rate Sensitivity Gap	$(66,666)	$(81,208)	$(36,690)	$26,511
Cumulative Gap as a % of Total Assets	-44.13%	-53.78%	-24.29%	17.55%

Liquidity

        Liquidity refers to our ability to maintain a cash flow that is adequate to fund operations and meet obligations and other commitments in a timely and cost-effective fashion. We require sources of funds to meet short-term cash needs that may result from loan growth or deposit outflows, or other asset purchases or liability repayments. These funds are traditionally made available by drawing down from our correspondent bank deposit accounts, reducing the volume of fed funds sold, selling securities, liquidating other assets, or borrowing funds from other institutions.

        The extent to which these funds are available to meet our cash needs determines our liquidity. In addition, should the need arise for immediate cash, we could sell either permanently or under agreement to repurchase, those investments in our portfolio which are not being pledged as collateral.

        As of September 30, 2003, non-pledged securities comprised $58.5 million of our investment portfolio balances. Other forms of balance sheet liquidity on that date include vault cash and balances due from banks totaling $3.1 million, and overnight fed funds sold totaling $2.1 million. In addition to the liquidity inherent in its balance sheet, we have off-balance-sheet liquidity in the form of lines of credit from correspondent banks. Availability on these lines totaled approximately $17 million at September 30, 2003. We manage our liquidity in such a fashion as to be able to meet any unexpected sudden change in levels of assets or liabilities. At December 31, 2002 non-pledged securities were 54% of our investment portfolio balances, and lines of credit were $14 million.

        The Bank Holdings is a company separate and apart from Nevada Security Bank. It must provide for its own liquidity. At the current time, The Bank Holdings relies on borrowed funds to maintain its liquidity. It is anticipated that the successful completion of a secondary offering will allow it to gain capital with which it may continue its current growth, and support the continued growth of Nevada Security Bank. Further, this will allow us to enhance both our capital and liquidity position although no absolute assurance can be given, however, that his will occur.

Capital Resources

        At September 30, 2003, we had total shareholders' equity of $10.7 million, comprised of $14.0 million in common stock and surplus, $3.0 million in accumulated deficit, and $329,000 in accumulated other comprehensive loss. Total shareholders' equity at the end of 2002 was $12.0 million. Our wholly owned subsidiary, Nevada Security Bank, is required by the FDIC to maintain an 8% capital ratio during its first three years of operation. Due to Nevada Security Bank's substantial growth, we have been required to contribute additional capital to Nevada Security Bank to assure that the mandated ratio is not breached.

        Due to our short history and the lack of operating earnings, we have not been able to borrow from institutional sources to alleviate the pressure on Nevada Security Bank's capital ratio. As a result, we borrowed $1.625 million from related parties at terms and conditions the same as those proposed for companies with a longer history and consistent earnings. Such borrowings have provided the source of $1.450 million in additional capital at the subsidiary level, which alleviates current pressure on Nevada Security Bank's capital ratio. The decrease in shareholders' equity from December 31, 2002 to September 30, 2003 was due primarily to operating losses but also includes a reduction in the value of available for sale securities held in our portfolio.

        We use a variety of measures to evaluate our capital adequacy, with risk-based capital ratios calculated separately for The Bank Holdings and Nevada Security Bank. Management reviews these capital measurements on a quarterly basis and takes appropriate action to ensure that they are within established internal and external guidelines. Our current capital position exceeds minimum thresholds established by industry regulators. Based on current regulatory definitions, Nevada Security Bank is well capitalized, which is the highest rating of the categories defined under Federal Deposit Insurance Corporation Improvement Act (FDICIA) of 1991.

        The FDIC has promulgated risk-based capital guidelines for all state non-member banks such as Nevada Security Bank. These guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are two categories of capital under the guidelines, Tier 1 Capital includes common stockholders' equity and qualifying minority interests in consolidated subsidiaries, less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available for sale investment securities carried at fair market value. Tier 2 Capital includes preferred stock, certain types of debt equity, and the allowance for loan losses, subject to certain limitations.

        The following table sets forth the ours and the Nevada Security Bank's regulatory capital ratios as of the dates indicated:

Risk Based Ratios

	September 30, 2003	December 31, 2002	Minimum Requirement for Well Capitalized Bank
	(dollars in thousands)
The Bank Holdings
Total Capital to Total Risk-weighted Assets	12.61%	n/a	n/a
Tier 1 Capital to Total Risk-weighted Assets	11.72%	n/a	n/a
Tier 1 Leverage Ratio	8.28%	n/a	n/a
Nevada Security Bank
Total Capital to Total Risk-weighted Assets	14.20%	23.31%	10.00%
Tier 1 Capital to Total Risk-weighted Assets	13.31%	22.76%	6.00%
Tier 1 Leverage Ratio	9.41%	15.17%	5.00%

        As noted previously, Nevada Security Bank is required to maintain a Tier 1 leverage capital ratio of 8% for the first three years from date of inception.

Current Accounting Developments

        In December 2002, The Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002. Because we account for the compensation cost associated with its stock option plan under the intrinsic value method, the alternative methods of transition will not apply to us. In management's opinion, the adoption of this Statement did not have a material impact on our consolidated financial position or results of operations.

        On April 30, 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in Statement 133. The Statement also clarifies when a derivative contains a financing component. The Statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. In management's opinion, the adoption of this statement did not have a material effect on our consolidated financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by us after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In management's opinion, adoption of this Statement did not have a material effect on our consolidated financial position or results of operations.

        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statement No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Implementation of FIN 45 did not have a significant impact on our financial statements.

        In January 2003, FASB issued FIN No. 46 "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51." FIN 46 establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE entity is the entity that absorbs a majority of the VIE's expected losses, receives a majority of the VIE's expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. If a VIE existed prior to February 1, 2003, FIN 46 was effective at the beginning of the first interim period beginning after June 15, 2003. However, on October 8, 2003, the Financial Accounting Standards Board (FASB) deferred the implementation date of FIN 46 until the first period ending after December 15, 2003. Implementation of FIN 46 is not expected to have significant impact on our financial statements.

REGULATION AND SUPERVISION

        The Bank Holdings and our subsidiary, Nevada Security Bank are extensively regulated under both federal and state laws and regulations. These laws and regulations are primarily intended to protect depositors, not shareholders. The following information describes statutory or regulatory provisions affecting us; however, it is qualified in its entirety by reference to the particular statutory and regulatory provisions at issue.

        We are a registered bank holding company under the Bank Holding Company Act ("BHCA"), regulated, supervised and examined by the Federal Reserve Bank of San Francisco. We must file with the Federal Reserve Bank an annual report and additional reports as the Federal Reserve Board may require. We are also periodically examined by the Federal Reserve Board. Nevada Security Bank, as a Nevada state-licensed bank is also regulated, supervised, and periodically examined by the Nevada Financial Institutions Division and the FDIC.

        The regulations of the Federal Reserve Board, the FDIC, and the Nevada Financial Institutions Division govern most aspects of The Bank Holdings's and Nevada Security Bank's businesses and operations, including, but not limited to, the scope of its business, investments, reserves against deposits, the nature and amount of any collateral for loans, the time of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the making of periodic reports. Various consumer laws and regulations also apply to The Bank Holdings and Nevada Security Bank. The Federal Reserve Board, the FDIC, and the Nevada Financial Institutions Division have broad enforcement powers over depository institutions, including the power to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound, to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance, and to appoint a conservator or receiver under a variety of circumstances. The Federal Reserve Board also has broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

Regulation of Bank Holding Companies

        Our activities are subject to extensive regulation by the Federal Reserve Board. The BHCA requires us to obtain the prior approval of the Federal Reserve Board before (i) directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, we would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The Federal Reserve Board will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

        With certain exceptions, the BHCA also prohibits us from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities that, by statute or by Federal Reserve Board regulation or order, have been determined to be activities closely related to the business of banking or of managing or controlling banks.

Federal Deposit Insurance

        The FDIC insures deposits of federally insured banks, savings banks, savings associations and thrifts and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund.

        Deposits in Nevada Security Bank are insured to a maximum of $100,000 per depositor by the FDIC. The bank is required to pay quarterly deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. Currently, insurance fund assessments range from zero for well-capitalized institutions to 0.27% of deposits for institutions that are not (with a statutory minimum of $2,000 paid by all institutions). Through September 30, 2003, the amount of assessment paid for Nevada Security Bank was $15,000.

        The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or pursuant to written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

Capital Adequacy Requirements

        The Bank Holdings and Nevada Security Bank are subject to the regulations of the FDIC and the Federal Reserve Board, respectively, governing capital adequacy. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for the banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital; and "supplemental capital elements," or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available for sale investment securities carried at fair market value. The following items are defined as core capital elements: (i) common stockholders' equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution's risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

        The minimum required ratio of qualifying total capital to total risk-weighted assets is 8.0% ("Total Risk-Based Capital Ratio"), at least one-half of which must be in the form of Tier 1 capital, and the minimum required ratio of Tier 1 capital to total risk-weighted assets is 4.0% ("Tier 1 Risk-Based Capital Ratio"). Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit, commitments to lend and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. As of September 30, 2003, Nevada Security Bank's Total Risk-Based Capital Ratio was 14.20% and its Tier 1 Risk-Based Capital Ratio was 13.31%. As of September 30, 2003, The Bank Holdings's Total Risk-Based Capital Ratio was 12.61% and its Tier 1 Risk-Based Capital Ratio was 11.72%.

        The risk-based capital requirements also take into account concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of "non-traditional" activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution's management of such risks in assessing an institution's capital adequacy.

        The risk-based capital regulations also include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest rate risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank.

        The FDIC and the Federal Reserve Board also require the maintenance of a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks and bank holding companies that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant. As of September 30, 2003, Nevada Security Bank's Leverage Capital Ratio was 9.41%, and The Bank Holdings's leverage capital ratio was 8.28%, both exceeding regulatory minimums.

Prompt Corrective Action Provisions

        Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: "well capitalized" (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Ratio of 5%); "adequately capitalized" (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); "undercapitalized" (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); "significantly undercapitalized" (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Ratio less than 3%); and "critically undercapitalized" (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as "critically undercapitalized" unless its actual capital ratio warrants such treatment.

        At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank "undercapitalized." Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). "Significantly undercapitalized" banks are subject to broader regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for the bank.

        In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

Safety and Soundness Standards

        The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

Community Reinvestment Act

        Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that the institution believes are best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public.

        The most recent CRA examination of Nevada Security Bank, concluded in October, 2003, and resulted in an "Outstanding". Although CRA examinations occur on a regular basis, CRA performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches.

        The Financial Services Modernization Act of 1999 revises the CRA by reducing the frequency of examinations for smaller banks, those with assets of less than $250 million, and by requiring disclosure by community groups as to the amount of funds received from lenders and the manner those community groups used those funds. These revisions are not expected to significantly impact the application of CRA to Nevada Security Bank.

Other Consumer Protection Laws and Regulations

        The bank regulatory agencies are increasingly focusing attention on compliance with consumer protection laws and regulations. Examination and enforcement has become intense, and banks have been advised to carefully monitor compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. In addition to Community Reinvestment Act and fair lending requirements, Nevada Security Bank is subject to numerous other federal consumer protection statutes and regulations. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, Nevada Security Bank may incur additional compliance costs or be required to expend additional funds for investments in the local communities it serves.

Recent Legislation

        From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the Nevada legislature and before various bank regulatory agencies. Certain of the potentially significant changes which have been enacted recently and others which are currently under consideration by Congress or various regulatory agencies are discussed below.

        Sarbanes-Oxley Act.    During July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

        The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

        In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

        The Sarbanes-Oxley Act also instructs the SEC to require by rule:

  •
  disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer; and

  •
  the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

        The Sarbanes-Oxley Act also prohibits insider transactions in the company's stock held within its pension plans during lock out periods, and any profits on such insider transactions are to be disgorged. In addition, there is a prohibition of company loans to its executives, except in certain circumstances. The Sarbanes-Oxley Act also provides for a mandated internal control report and assessment with the annual report and an attestation and a report on such report by the company's auditor. The SEC also requires the company to issue a code of ethics for senior financial officers of the company. Further, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

        Regulation W.    The FRB on October 31, 2002 approved a final Regulation W that comprehensively implements sections 23A and 23B of the Federal Reserve Act. Sections 23A and 23B and Regulation W restrict loans by a depository institution to its affiliates, asset purchases by a depository institution from its affiliates, and other transactions between a depository institution and its affiliates. Regulation W unifies in one public document the FRB's interpretations of sections 23A and 23B. Regulation W had an effective date of April 1, 2003.

        Regulatory Capital Treatment of Equity Investments.    In December of 2001 and January of 2002, the OCC, the FRB and the FDIC adopted final rules governing the regulatory capital treatment of equity investments in nonfinancial companies held by banks, bank holding companies and financial holding companies. The final rules became effective on April 1, 2002. The new capital requirements apply symmetrically to equity investments made by banks and their holding companies in nonfinancial companies under the legal authorities specified in the final rules. Among others, these include the merchant banking authority granted by the Gramm-Leach-Bliley Act and the authority to invest in small business investment companies ("SBICs") granted by the Small Business Investment Act. Covered equity investments will be subject to a series of marginal Tier 1 capital charges, with the size of the charge increasing as the organization's level of concentration in equity investments increases. The highest marginal charge specified in the final rules requires a 25 percent deduction from Tier 1 capital for covered investments that aggregate more than 25 percent of an organization's Tier 1 capital. Equity investments through SBICs will be exempt from the new charges to the extent such investments, in the aggregate, do not exceed 15 percent of the banking organization's Tier 1 capital. The new charges would not apply to individual investments made by banking organizations prior to March 13, 2000. Grandfathered investments made by state banks under section 24(f) of the Federal Deposit Insurance Act also are exempted from coverage.

        USA Patriot Act.    The terrorist attacks in September 2001, have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act").

        Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLA"). IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

        Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts. IMLA became effective July 23, 2002.

        Merchant Banking Investments.    The FRB and the Secretary of the Treasury in January 2001 jointly adopted a final rule governing merchant banking investments made by financial holding companies. The rule implements provisions of the Gramm-Leach-Bliley Act discussed below that permit financial holding companies to make investments as part of a bona fide securities underwriting or merchant or investment banking activity. The rule provides that a financial holding company may not, without FRB approval, directly or indirectly acquire any additional shares, assets or ownership interests or make any additional capital contribution to any company the shares, assets or ownership interests of which are held by the financial holding company subject to the rule if the aggregate carrying value of all merchant banking investments held by the financial holding company exceeds:

  •
  30 percent of the Tier 1 capital of the financial holding company, or

  •
  after excluding interests in private equity funds, 20 percent of the Tier 1 capital of the financial holding company.

        A separate final rule will establish the capital charge of merchant banking investments for the financial holding company.

        Gramm-Leach-Bliley Act.    In November 1999, the Gramm-Leach-Bliley Act, or the GLB Act, became law, significantly changing the regulatory structure and oversight of the financial services industry. Effective March 11, 2000, the GLB Act repealed the provisions of the Glass-Steagall Act that restricted banks and securities firms from affiliating. It also revised the BHCA to permit a "qualifying" bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the FRB's prior approval.

        The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits other financial services providers to acquire banks and become bank holding companies without ceasing any existing financial activities. Previously, a bank holding company could only engage in activities that were "closely related to banking." This limitation no longer applies to bank holding companies that qualify to be treated as financial holding companies. To qualify as a financial holding company, a bank holding company's subsidiary depository institutions must be well-capitalized, well-managed and have at least a "satisfactory" Community Reinvestment Act examination rating. "Nonqualifying" bank holding companies are limited to activities that were permissible under the BHCA as of November 11, 1999.

        Also effective on March 11, 2000, the GLB Act changed the powers of national banks and their subsidiaries, and made similar changes in the powers of state banks and their subsidiaries. National banks may now underwrite, deal in and purchase state and local revenue bonds. A subsidiary of a national bank may now engage in financial activities that the bank cannot itself engage in, except for general insurance underwriting and real estate development and investment. In order for a subsidiary of a national bank to engage in these new financial activities, the national bank and its depository institution affiliates must be "well capitalized," have at least "satisfactory" general, managerial and

Community Reinvestment Act examination ratings, and meet other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. Subsidiaries of state banks can exercise the same powers as national bank subsidiaries if they satisfy the same qualifying rules that apply to national banks, except that state-chartered banks do not have to satisfy the statutory managerial and debt rating-requirements of national banks.

        The GLB Act also reformed the overall regulatory framework of the financial services industry. In order to implement its underlying purposes, the GLB Act preempted state laws that would restrict the types of financial affiliations that are authorized or permitted under the GLB Act, subject to specified exceptions for state insurance laws and regulations. With regard to securities laws, effective May 12, 2001, the GLB Act removed the blanket exemption for banks from being considered brokers or dealers under the Securities Exchange Act of 1934 and replaced it with a number of more limited exemptions. Thus, previously exempted banks may become subject to the broker-dealer registration and supervision requirements of the Securities Exchange Act of 1934. The exemption that prevented bank holding companies and banks that advise mutual funds from being considered investment advisers under the Investment Advisers Act of 1940 was also eliminated.

        Separately, the GLB Act imposes customer privacy requirements on any company engaged in financial activities. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. Also, for customers that obtain a financial product such as a loan for personal, family or household purposes, a financial company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter, including its policies concerning the sharing of the customer's nonpublic personal information with affiliates and third parties. If an exemption is not available, a financial company must provide consumers with a notice of its information sharing practices that allows the consumer to reject the disclosure of its nonpublic personal information to third parties. Third parties that receive such information are subject to the same restrictions as the financial company on the reuse of the information. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or other marketing through electronic mail.

        It is impossible to predict what effect the enactment of certain of the above-mentioned legislation will have on The Bank Holdings and Nevada Security Bank and on the financial institutions industry in general. Moreover, it is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or Nevada legislature.

LEGAL PROCEEDINGS

        From time to time we are party to claims and legal proceedings arising in the ordinary course of business. We are not aware of any material pending litigation proceedings to which it is a party or has recently been a party to, which will have a material adverse effect on our financial condition or results of operations.

MANAGEMENT AND DIRECTORS

        The following is a brief account of the business experience during the past five years of each director and executive officer of The Bank Holdings and Nevada Security Bank.

Edward Allison	Mr. Allison serves as Chairman of the Board and director of Nevada Security Bank and as a director of The Bank Holdings. Mr. Allison is the President of Ed Allison, Inc., a government relations firm in Reno, Nevada, a position he has held since 1988. Mr. Allison graduated from the University of Nevada, Reno with a degree in journalism and has resided in the Reno area for more than 40 years. He was a director of Comstock Bank, located in Reno, Nevada from 1994 until the institution was sold in 1999. Mr. Allison is 63 years of age.
Robert Barone	Mr. Barone serves as a director and as the Corporate Secretary for Nevada Security Bank. A Reno resident, he is currently the Chairman of Adagio Trust Company and the former Chairman and Chief Executive Officer of Comstock Bank in Reno, Nevada, where he spent 15 years until its sale in 1999. He has a Ph.D. in economics from Georgetown University and currently sits on the Board of the Federal Home Loan Bank of San Francisco, the California State Automobile Association and the Northern Nevada Dental Society. Mr. Barone is 59 years of age.
Joseph Bourdeau	Mr. Bourdeau serves as Senior Executive Vice President, Marketing and Sales and as a director of Nevada Security Bank and as the President and a director of The Bank Holdings. He is the former sales manager of Nevada Banking Company, Valley Bank of Nevada and Bank of America, all in Incline Village, where he currently resides. Mr Bourdeau holds a degree in finance and business administration. He has been involved in banking for over 25 years, 21 of those in Incline Village, Nevada. He has also held numerous board positions with nonprofit agencies in Incline Village. Mr. Bourdeau is 50 years of age.
Jack Buchold	Mr. Buchold serves as the Executive Vice President and Chief Financial Officer of Nevada Security Bank and as Chief Financial Officer of The Bank Holdings. A Reno resident, Mr. Buchold has over 30 years of banking experience and previously worked as the Chief Financial Officer at Bank of the Sierra in Porterville, California. He holds his bachelors degree in economics and was a State of California bank examiner for nine years. Mr. Buchold is 60 years of age.

Keith Capurro	Mr. Capurro serves as a director of Nevada Security Bank and is the owner of Sierra Restroom Solutions in Sparks, Nevada. A native Nevadan and Reno resident, Mr. Capurro holds a bachelor of science degree from St. Mary's College and his masters degree in physical therapy. He is a licensed physical therapist and practiced in Reno from 2000 until 2003. Mr. Capurro is 37 years of age.
Jan Clark	Mr. Clark serves as a director of Nevada Security Bank and is a 29 year resident of Incline Village, Nevada. He is the President of Janark Corporation, an investment firm, also located in Incline Village. He has held that position for over 20 years. Mr. Clark is 57 years of age.
Edward Coppin	Mr. Coppin serves as director of Nevada Security Bank and is a director and the Corporate Secretary for The Bank Holdings. He was a director of Nevada Banking Company from 1995 until its sale in 1999. A native Nevadan he holds a bachelor of science degree from the University of Nevada, Reno and a masters degree from Indiana University. He is a retired Air Force Reserve Colonel, having served 29 years in the Air Force and Nevada Air National Guard. He resides in Reno, Nevada after over 30 years in Incline Village, Nevada. Mr. Coppin is 64 years of age.
Leonard Detrick	Mr. Detrick serves as a director of Nevada Security Bank and is a real estate investor and resident of Reno, Nevada. He served as director of Nevada Banking Company from 1995 until its sale in 1999. Mr. Detrick holds a degree in civil engineering from the University of the Pacific and a general contractor's license. He has been a Nevada resident for over 25 years and is 78 years of age.
David A. Funk	Mr. Funk serves as President and a director of Nevada Security Bank and has over 40 years banking experience in the Reno area. Prior to joining the Bank in November 2002, Mr. Funk was the Executive Director of Nevada Marketing for Bank of the West and Regional President for Sierra West Bank and President and Chief Executive Officer of Sierra Bank of Nevada. His banking experience also includes executive positions with Pioneer Citizens Bank and Nevada Bank of Commerce in Reno. Mr. Funk is a long-time Reno resident and serves on numerous community boards and committees. Mr. Funk is 60 years of age.
Hal Giomi	Mr. Giomi serves as Chief Executive Officer and director of Nevada Security Bank and Chairman, Chief Executive Officer and director of The Bank Holdings. Mr. Giomi previously served as the bank's President until November 2002. Other banking positions since 1986 include: Senior Vice President of Capitol Valley Bank and Bank of Lodi, President and Chief Executive Officer of Sunrise Bank, Senior Vice President of Pacific Valley Bank and President and Chief Executive Officer of Madera Valley Bank. He is currently a Reno resident and previously lived in Zephyr Cove, Nevada since 1995. Mr. Giomi is 61 years of age.

Jesse Haw	Mr. Haw serves as director of Nevada Security Bank and is the President and Chief Operating Officer of Hawco Properties, a real estate builder and development firm in Spanish Springs, Nevada. Mr. Haw holds his bachelors degree in business administration from the University of Nevada, Reno and resides in Sparks, Nevada. He also holds a Nevada contractor's license and real estate license. Mr. Haw is 32 years of age.
James Mancuso	Mr. Mancuso serves as a director of Nevada Security Bank and is a resident of Incline Village, Nevada. He is a licensed and practicing attorney and employed part-time by Washoe County. He received his law degree from McGeorge Law School and is a member of the bar for Nevada, California and the District of Columbia. He has been a resident in the Reno/Tahoe area for more than 45 years and is 53 years of age.
Robert Walter	Mr. Walter serves as Executive Vice President, Chief Credit Officer and director of Nevada Security Bank. Mr. Walter is a Reno resident and has been in banking in Nevada since 1985. He was formerly a Vice President with Bank of the West and Senior Vice President at Sierra West Bank. He was also employed by Bank of America and Valley Bank of Nevada in Reno after nine years of banking in Northern California. Mr. Walter is 54 years of age.

        All present directors of both The Bank Holdings and Nevada Security Bank serve for a term of one year and hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. The executive officers are appointed annually by the board of directors following the Annual Meeting and serve at the pleasure of the board of directors. See "COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS—Employment Agreements." We are currently in the process of identifying and ultimately retaining additional board members for The Bank Holdings.

        Additionally, the following summarizes the business experience of other key employees of our companies.

John N. Donovan	Mr. Donovan serves as Senior Vice President, Credit Administrator and SBA Division Manager for Nevada Security Bank. A Reno resident since 1982, Mr. Donovan joined the bank in September 2003 with over 30 years in banking. He spent 16 years at Colonial Bank (former InterWest Bank and Fallon National Bank), where he held several position including President, Area President, Executive Vice President and director. He holds a bachelors degree in business/management.
Robin Orr	Ms. Orr serves as Senior Vice President, Bank Operations, for Nevada Security Bank. A Reno resident, Ms. Orr has over 19 years banking experience in branch operations, marketing and business and product development with First Security Bank, Nevada Banking Company, Bank of America and Valley Bank of Nevada. She has participated in numerous community organizations, events and activities.

Certain Transactions

        Some of the executive officers and directors of The Bank Holdings and Nevada Security Bank and the companies with which they are associated have been customers of, and have had banking transactions with Nevada Security Bank in the ordinary course of its business and we expect that they will continue to have such relationships in the future. All loans and commitments to lend and all deposit relationships in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of our management, have not involved more than the normal risk of repayment or presented any other unfavorable features.

        Certain of the officers, directors and shareholders, or entities with which they are affiliated, of The Bank Holdings and/or Nevada Security Bank have loaned money to The Bank Holdings in order to fund ongoing operations and provide capital to Nevada Security Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources." These loans totaled $1.625 million at September 30, 2003 and currently total $2.125 million. They are on terms and conditions comparable to those which would be offered by institutional sources. All loans pay interest quarterly at a rate of prime plus 1%. $2.0 million in loans are payable April 30, 2004, with the remaining $125,000 due June 27, 2005. The following each loaned $17,857.14 for the initial capitalization of The Bank Holdings: Ed Allison, Inc., Robert Barone, Jan Clark, Leonard Detrick, David A. Funk, trustee of the Funk Family Trust, Hal Giomi and Jesse Haw. The following each subsequently loaned the indicated amount: The Chipman First Family Limited Partnership, $500,000; Jesse Haw, $1,000,000; and Jan Clark, $500,000.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

        The following table sets forth certain summary compensation information with respect to our Chief Executive Officer and those executive officers of The Bank Holdings and Nevada Security Bank who, as of December 31, 2002, had total annual compensation for the fiscal year ended December 31, 2002 in excess of $100,000. These persons are referred to as Named Executive Officers.

Summary Compensation Table

						Long Term Compensation
Annual Compensation						Awards		Payouts
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Options/ SARs	LTIP Payouts ($)	All Other Compensation(2) ($)
Hal Giomi, Chief Executive Officer The Bank Holdings and Nevada Security Bank	2002 2001	(3)	150,000 31,250	0 0	9,000 0	0 0	22,500 0	0 0	0 0
David Funk, President(4) Nevada Security Bank	2002 2001		18,637 n/a	0 n/a	2,544 n/a	0 n/a	15,000 n/a	0 n/a	0 n/a
Joseph Bourdeau, Senior Executive Vice President, Nevada Security Bank	2002 2001	(3)	90,000 37,500	0 0	9,660 0	0 0	22,500 0	0 0	100,000 100,000
Jack Buchold, Executive Vice President and Chief Financial Officer, Nevada Security Bank	2002 2001	(3)	90,000 26,250	0 0	10,835 0	0 0	15,000 0	0 0	0 0
Robert Walter, Executive Vice President and Chief Credit Officer, Nevada Security Bank	2002 2001	(3)	100,000 12,500	0 0	10,265 0	0 0	17,500 0	0 0	0 0

(1)
These amounts represent perquisites consisting of automobile allowance and other personal benefits applicable to the executive officer.

(2)
The 2001 and 2002 amounts represent consultant fees paid to Mr. Bourdeau for consulting work performed during the organizational phase of Nevada Security Bank.

(3)
The Bank was incorporated on February 26, 2001 and commenced operations on December 27, 2001.

(4)
Mr. Funk began his employment with Nevada Security Bank on November 18, 2002. His annualized base salary for 2002 was $140,000.

        The following tables furnish information regarding stock options granted to the Named Executive Officers during 2002.

Option/SAR Grants Table
Option/SAR Grants in Last Fiscal Year

Individual Grants(1)
Name	Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Hal Giomi	22,500	20.9	10.00	July 18, 2012
David Funk	15,000	13.9	10.00	November 21, 2012
Joseph Bourdeau	22,500	20.9	10.00	July 18, 2012
Jack Buchold	15,000	13.9	10.00	July 18, 2012
Robert Walter	17,500	16.3	10.00	July 18, 2012

(1)
The Bank has no SARs.

Option/SAR Exercises and Year-End Value Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Value

(a) Name	(b) Shares Acquired on Exercise (#)	(c) Value Realized ($)	(d) Number of Unexercised Options/SARs at Year-End (#) Exercisable/ Unexercisable	(e) Value of Unexercised In- the-Money Options/SARs at Year-End ($) Exercisable/ Unexercisable
Hal Giomi	0	0	4,500/18,000	0/0
David Funk	0	0	3,000/12,000	0/0
Joseph Bourdeau	0	0	4,500/18,000	0/0
Jack Buchold	0	0	3,000/12,000	0/0
Robert Walter	0	0	3,500/14,000	0/0

Employment Agreements

        Nevada Security Bank has entered into an Employment Agreement with Mr. Hal Giomi, who is its Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Giomi earns a base annual salary of $150,000. The base salary can be increased after Mr. Giomi's first anniversary of employment with the bank. The Employment Agreement has a term of three years and can be extended by mutual agreement of the bank and Mr. Giomi. Mr. Giomi is also entitled to participate in the bank's Executive Compensation Plan (incentive compensation program, employee profit sharing plan and/or 401(k) plan). The board of directors also granted Mr. Giomi options to purchase shares of the common stock of the bank. Mr. Giomi has also been furnished with an automobile allowance of $750 per month and will be reimbursed for certain membership dues, will receive life and disability insurance benefits as well as health benefits which are provided to all full-time executive employees of the bank. The agreement originally employed Mr. Giomi as President and Chief Executive Officer. In November 2002, Mr. Giomi resigned as President but retained his position as Chief Executive Officer, and he and the bank agreed to continue under this Employment Agreement.

        Mr. Bourdeau, Mr. Walter and Mr. Buchold have similar contracts which include substantially the same benefits as Mr. Giomi. Each currently receives a base salary of $8,333 per month under the Agreements. Each also received options to purchase shares of common stock of the bank.

        Mr. Funk, the current President also has an Employment Agreement with Nevada Security Bank. Under the terms of the agreement, Mr. Funk receives an annual salary of $140,000. Mr. Funk receives an automobile allowance of $750.00 per month and the agreement contains substantially the same other benefits as the officers described above.

        Each of the Employment Agreements with these officers may be terminated by the bank for any of the following reasons: (a) the executive commits an act or acts of malfeasance in his duties; or (b) the executive fails to abide by and/or enforce the bank's safety and soundness policies; or (c) the executive is convicted of a felony or misdemeanor involving moral turpitude; or (d) State and/or Federal regulators request or order termination of his employment agreement; or (e) the executive commits any act which would cause termination of coverage under the bank's Blanket Bond as to the executive, as distinguished from termination of such coverage as to the bank as a whole; or (f) the executive dies; or (g) there is a determination by the bank's board of directors that the continued employment of the executive is detrimental to the best interests of the bank, or for any reason whatsoever as determined by the bank's board of directors and in the sole and absolute discretion of the bank's board of directors. In the event an Employment Agreement is terminated for any of the reasons specified in (a), (b), (c), (d), (e) or (f) above, the executive will not receive additional compensation. In the event an Employment Agreement is terminated for any reason specified in (g) above, the executive shall be entitled to termination pay in an amount equal to twelve (12) months of his then base salary. None of these agreements contain any non-competition provisions.

Director Compensation

        Our board members do not currently receive any director fees or separate compensation for their services as board members.

Stock Option Plan

        Our 2002 Stock Option Plan was adopted by Nevada Security Bank's board of directors in July 2002 and approved by their shareholders in September 2002. The terms of the reorganization effected in August 2003 provided that the bank's stock option plan would become the plan of The Bank Holdings and all outstanding options would become options to purchase shares of The Bank Holdings instead of shares of the bank. The plan provides for the grant of incentive stock options to executive officers and key employees and for the grant of nonqualified stock options to directors, founders, incorporators, executive officers and key employees. A total of 281,166 shares have been authorized as reserved for issuance under the plan. As of September 30, 2003, we had granted options to purchase 227,000 shares of our common stock under the plan.

        The per share exercise price for shares to be issued under the plan may not be less than 100% of the fair market value of shares of common stock on the date of the grant, except for an incentive stock option granted to an optionee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the company or a subsidiary of the company in which case the option price shall not be less than 110% of the fair market value of such stock. Options granted under the plan will vest and be exercisable at such times and in such installments as board or its designated committee shall provide in the individual agreements. In addition, all such installments of an option shall expire and terminate on such date as the board or its designated committee shall determine, which shall not be later than ten years from the date such option was granted. Optionees shall have the right to exercise all or a portion of the option at any time or from time to time with respect to the vested part of their stock options. If any option shall expire without being exercised in full, the shares will again become available for granting of stock options under the plan. Unless sooner terminated by our board of directors, the plan will terminate on July 18, 2012.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        We know of no person who owns, beneficially or of record, either individually or together with associates, 5 percent or more of the outstanding shares of our common stock, except as set forth in the table below. The following table sets forth, as of September 30, 2003, the number and percentage of shares of our outstanding common stock beneficially owned, directly or indirectly, by each of our directors, named executive officers and principal shareholders and by our directors and executive officers as a group. The shares "beneficially owned" are determined under the Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of September 30, 2003. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. We are not aware of any arrangements which may result in a change of control of The Bank Holdings.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors and Named Officers of The Bank Holdings:
Edward Allison(2)	7,500	*
Joseph Bourdeau(3)	14,000	*
Edward Coppin(4)	17,300	1.23%
Hal Giomi(5)	12,000	*
Directors and Executive Officers of The Bank Holdings as a Group (4 in all)(6)	50,800	3.54%
Directors and Officers of Nevada Security Bank Who Are Not Also Directors or Officers of The Bank Holdings (9 in all)(7)	156,400	10.79%
Principal Shareholders:
The Chipman First Family Limited Partnership(8)	106,000	7.53%
NAI Insurance Agency, Inc.(9)	139,860	9.95%
Wayne L. Prim, Trustee of Prim 1988 Revocable Trust(10)	139,860	9.95%
Warren Trepp(11)	116,000	8.24%

*
Less than one percent

(1)
Includes shares subject to options that are exercisable within 60 days of September 30, 2003. These are treated as issued and outstanding for the purpose of computing the percentage of each director and the directors and executive officers as a group, but not for the purpose of computing the percentage of class of any other person.

(2)
Mr. Allison has shared voting and investment power as to 400 of these shares. Includes 4,600 shares acquirable by the exercise of options.

(3)
Mr. Bourdeau has shared voting and investment power as to 5,000 of these shares. Includes 9,000 shares acquirable by the exercise of options.

(4)
Mr. Coppin has shared voting and investment power as to 200 of these shares. Includes 4,600 shares acquirable by the exercise of options.

(5)
Includes 9,000 shares acquirable by the exercise of options.

(6)
Includes 27,200 shares acquirable by the exercise of options.

(7)
Includes 43,600 shares acquirable by the exercise of options.

(8)
The address of The Chipman First Family Limited Partnership is 5301 Longley Lane, H-115, Reno, Nevada 89511. Includes 1,000 shares acquirable by the exercise of options.

(9)
The address of NAI Insurance Agency, Inc. is 761 Northwood Blvd., Incline Village, Nevada 89451.

(10)
Mr. Prim's address is P.O. Box 12219, Zephyr Cove, Nevada 89448.

(11)
This amount includes 55,000 shares owned by Friendly Capital Partners, LP, of which Mr. Trepp is a 51% partner and 60,000 shares owned by the Fremont Trust dated 5/16/94, of which Mr. Trepp is trustee. Mr. Trepp's address is P.O. Box 4964, Incline Village, Nevada 89450. Includes 1,000 shares acquirable by the exercise of options.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

General

        Our Articles of Incorporation authorize the issuance of 10,000,000 shares of $0.01 par value common stock and 20,000,000 shares of $0.01 par value preferred stock. As of September 30, 2003, there were 1,405,930 shares of the common stock and no shares of the preferred stock issued and outstanding.

Preferred Stock

        The preferred stock may be issued from time to time in one or more series. The board is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such shares. The board is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution or resolutions of the board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. We do not presently intend to issue any preferred stock. Although it is not possible to state the actual effects of any issuance of preferred stock upon the rights of holders of other securities of The Bank Holdings, such effects might include (i) restrictions on common stock dividends if preferred stock dividends have not been paid or (ii) the inability of current holders of common stock to share in The Bank Holdings's assets upon liquidation until satisfaction of any liquidation preferences granted to the holders of the preferred stock. In addition, the issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt to change control of The Bank Holdings by, for example, creating voting impediments to the approval of mergers or other similar transactions involving The Bank Holdings.

Common Stock

        Subject to such preferential rights as may be determined by the board in the future in connection with the issuance, if any, of shares of preferred stock, holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by us out of legally available funds and to share ratably in any distribution of our assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up of The Bank Holdings. Shareholders do not have preemptive rights to subscribe to any and all issuances of the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued in this offering, will be, upon delivery and payment therefor in accordance with the terms of the offering, fully paid and nonassessable. The following table summarizes the characteristics of our common stock:

Authorized	10,000,000 shares, $0.01 par value
Voting Rights	One vote per share on all matters upon which shareholders have the right to vote.
Dividend Rights	As declared by the Board of Directors subject to the laws in the Nevada General Corporation Law and applicable federal law.
Assessment	Nonassessable.
Liquidation Rights	Pro rata after payment of debts.
Redemption	The Bank Holdings may redeem its shares under restrictive conditions of the Nevada Revised Statutes
Preemptive Rights	None.
Number of Directors	Fixed in accordance with the Bylaws.

Warrants

        Each warrant will entitle the registered holder to purchase from The Bank Holdings, for cash, one share of common stock. The warrants are exercisable only during a 60 day period commencing two years from the date of issuance. Warrants not exercised prior to expiration, shall become null and void, unless extended by us. The warrants shall be exercisable at a price of $11.00 per share.

        The exercise price and the number of shares of common stock purchasable upon exercise of each warrant are subject to antidilutive adjustments in certain events, including a stock split on the common stock. No adjustment in the number of shares purchasable upon exercise of the warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. No fractional shares will be issued upon exercise of warrants, but we will pay the market value of any fractional shares otherwise issuable.

        In case of any consolidation, merger or sale or conveyance of the property of The Bank Holdings, we may, but are not required to, enter into an agreement with the acquiring bank or corporation for the warrants to be assumed, with the holder of each outstanding warrant to have the right, upon payment of the exercise price, to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock into which such warrants were exercisable immediately prior thereto. If such an agreement is not entered into with the acquiring bank or corporation, then the holders of the warrants will be given notice, at least 30 days prior to the last date on which the warrants will be exercisable, of the proposed transaction and the last date to exercise.

        We have authorized and reserved for issuance the shares of common stock initially issuable upon exercise of the warrants.

        To exercise a warrant, the holder must send to us the warrant certificate signed by the warrant holder indicating an election to exercise, setting forth the number of shares to be purchased and enclosing cash, check or any combination thereof for the total exercise price. Our registrar and transfer agent will then return to the holder a certificate evidencing the number of shares of common stock issued upon exercise of the warrant. If fewer than all the shares covered by the warrant certificate surrendered are being purchased, we will issue a new warrant certificate representing the unexercised warrants.

        Warrant holders are not entitled, by virtue of being such holders, to receive dividends or to consent to or to receive notice as shareholders in respect to any meeting of shareholders for the election of directors of The Bank Holdings or any other matters, or to vote at any such meeting, or to any other rights whatsoever as shareholders. We plan to furnish to holders of the warrants all annual and other reports that we furnish to our holders of common stock. In addition, during the term of the warrants, upon written request, we will provide to warrant holders the most current public financial information about us. Warrant holders are encouraged to request such information before they exercise the warrants.

        A complete statement of the terms and conditions pertaining to the warrants is contained in the warrant certificate. This description is qualified in its entirety by the text of the warrant certificate attached as Exhibit A to this prospectus.

Transfer Agent

        The transfer agent and registrar for our common stock is Transfer OnLine, Inc., Portland, Oregon.

UNDERWRITING

        D.A. Davidson & Co. has agreed to serve as underwriter with respect to the shares and warrants being offered.    Davidson has agreed to serve as underwriter, on a firm-commitment basis, for up to all 1,350,000 shares (and related warrants) offered by this prospectus, less any shares (and related warrants) sold directly by The Bank Holdings as described above under "THE OFFERING." Davidson has not, as of the date of this prospectus, determined whether it will serve as underwriter alone, or will involve additional underwriters. If it involves additional underwriters, Davidson will serve as managing underwriter. The following discussion assumes that underwriters other than Davidson will be involved, although this may not be the case. The Bank Holdings and the underwriters will commence concurrent selling efforts immediately following the effectiveness of the registration statement on Form SB-2, of which this prospectus is a part. We will initially undertake to sell 850,000 shares directly, to existing shareholders and local retail investors in the Reno, Nevada area. Davidson will initially undertake to sell 500,000 shares.

        Pursuant to our agreement with Davidson, on the 21st day following the commencement of the offering, we will notify Davidson, as representative of the underwriters if applicable, as to the number (if any) of the 850,000 shares that we will initially attempt to sell in the offering, that we have not sold as of that date. The number of shares so identified will at such time become shares that the underwriters are obligated to sell, on the same basis as the 500,000 shares previously referred to. The underwriters will purchase the underwritten shares from us at the price of $10.23 per share, reflecting a 7% underwriting discount of the public offering price of $11.00 per share. We have also agreed to pay Davidson a nonaccountable expense fee of $145,000. No commission or other compensation will be paid to the underwriters with respect to the shares that we sell directly to the public.

        We have negotiated the terms of an underwriting agreement that will govern the underwriters' obligations with respect to the shares that the underwriters will purchase from us. The underwriting agreement will be executed contemporaneously with the closing of the offering. Among other things, the underwriting agreement provides that the obligations of the underwriters are subject to the approval of certain legal matters by their counsel and certain other conditions.

        The underwriting agreement provides that we will grant the underwriters an option, exercisable for 30 days from the execution of the underwriting agreement, to purchase up to 202,500 additional shares and 40,500 additional warrants to cover over-allotments, if any, on the same terms as the other shares and warrants being purchased by the underwriters from us. If the over-allotment option is exercised in full, the total public offering price will be $17,077,500. We cannot predict the number of shares that will be sold directly by us, as opposed to Davidson, at this time. Assuming for purposes of illustration only that Davidson sold all 1,350,000 shares (and related warrants), and assuming that the over-allotment option was exercised in full, underwriting discounts and commissions, and proceeds to us before offering expenses, would be $1,195,425 and $15,882,075, respectively.

        Each of our officers and directors, and certain shareholders, have agreed that with certain specified exceptions, for a period of 180 days after the registration statement on Form SB-2 becomes effective by order of the Securities and Exchange Commission, they will not, without the prior written consent of Davidson as representative of the underwriters, sell, contract to sell, sell short or otherwise dispose of any shares of our common stock or other capital stock or any other securities exchangeable for or convertible into shares of our common stock.

        In connection with the offering, the underwriters and their affiliates may engage in transactions that are intended to stabilize, maintain or otherwise affect the market price of the common stock, including transactions in which the underwriters:

  •
  create a short position for their own account by selling more common stock than they are committed to purchase from us in the offering, in which case they may purchase common stock in the open market to cover all of part of the short position; or

  •
  bid for or purchase common stock at a price above that which might otherwise prevail in the public market to peg, fix or maintain the price of the common stock.

        The underwriters also may reclaim selling concessions allowed to an underwriter or dealer in the offering if the underwriters repurchase shares of common stock previously distributed by any such underwriter or dealer to cover syndicate short positions, make stabilizing purchases or otherwise.

        Any of these activities may have the affect of preventing or retarding a decline in the market price of the common stock or causing the market price to be higher than it otherwise would be. The underwriters may conduct these transactions on the Nasdaq Small Cap Market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriting agreement provides that The Bank Holdings will agree to indemnify the underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

        Davidson, as representative of the underwriters, has advised us that the underwriters do not intend to confirm sales of shares covered by this prospectus to any accounts over which they exercise discretionary authority. In any event, under NASD Rule 2720(1), no NASD member may execute in a discretionary account any sale of shares offered by this prospectus without the prior written approval of the customer.

        The foregoing is a brief summary of our agreement with Davidson and the provisions of the underwriting agreement and does not purport to be a complete statement of the terms and conditions of the underwriting agreement. A copy of the underwriting agreement has been filed as an exhibit to the registration statement on Form SB-2.

        Although Davidson conducted discussions with our board of directors regarding the sales price for the shares in the offering, such sales price was ultimately determined by our board.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Gary Steven Findley & Associates, Anaheim, California. Certain matters related to the offer and sale of the securities will be passed upon for the D.A. Davidson & Co. by Graham & Dunn PC, Seattle, Washington.

EXPERTS

        The audited financial statements of Nevada Security Bank as of December 31, 2002 and 2001 are included in this prospectus and the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, appearing elsewhere in this prospectus and upon their authority as experts in accounting and auditing.

INDEMNIFICATION

        Our Articles of Incorporation and Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by Nevada law including the use of an indemnity agreement. Our articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by Nevada law.

        The indemnification law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Our Bylaws provide that we shall to the maximum extent permitted by law have the power to indemnify our directors, officers and employees. Our Bylaws also provide that we shall have the power to purchase and maintain insurance covering our directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not we would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of our Bylaws.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of The Bank Holdings pursuant to the foregoing provisions, or otherwise, The Bank Holdings has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

AVAILABLE INFORMATION

        We have filed with the SEC in Washington, D.C. a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares of common stock and warrants offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. You should review the entire registration statement and the exhibits thereto for further information with respect to The Bank Holdings, the shares of common stock and the warrants. Statements in this prospectus about the contents of any contract or other document are not necessarily complete, and those statements are qualified in all respects by such reference. The registration statement, together with all of its exhibits, may be inspected, without charge, and copied at prescribed rates at the principal or regional office of the SEC at the address stated below. Copies may be obtained at the prescribed rates from the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and be inspected without charge and copied at the prescribed rates at the SEC's regional office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. An electronic version of the registration statement may be viewed at the SEC's website: www.sec.gov. Additionally, each of these sites also provide access to any other report or other information we file with the SEC.

        Also, we are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. In accordance with the Exchange Act, we file annual and quarterly reports and other information with the Securities and Exchange Commission, or SEC. This information may be inspected and/or copied by the same means as described above for the Form SB-2 registration statement.

THE BANK HOLDINGS

INDEX TO FINANCIAL STATEMENTS

McGladrey & Pullen
Certified Public Accountants

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
 Nevada Security Bank
Reno, Nevada

        We have audited the accompanying balance sheets of Nevada Security Bank as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, and from the date of inception (February 26, 2001) through December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nevada Security Bank as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002, and from the date of inception (February 26, 2001) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                      McGLADREY & PULLEN, LLP

Las Vegas, Nevada
April 17, 2003

McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.

NEVADA SECURITY BANK

BALANCE SHEETS

December 31, 2002 and 2001

	2002	2001
ASSETS
Cash and due from banks (Note 2)	$2,128,509	$333,356
Federal funds sold	2,005,000	13,320,000

Cash and cash equivalents	4,133,509	13,653,356
Securities available for sale (Note 3)	13,393,139	—
Securities held to maturity (Note 3)	34,599,047	—
Federal Home Loan Bank stock	51,100	—
Loans, net (Notes 4 and 9)	24,611,770	—
Accrued interest receivable	613,341	—
Premises and equipment, net (Note 5)	2,174,244	683,423
Other assets	100,220	7,500

Total assets	$79,676,370	$14,344,279

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits: (Note 6)
Non-interest bearing demand	$10,396,750	$93,143
Interest bearing:
NOW	3,657,150	272,257
Savings	1,009,968	8,466
Money market	40,226,088	258,454
Other time	4,146,852	25,000
Time, $100,000 or more	7,833,413	100,000

Total deposits	67,270,221	757,320
Accrued interest payable and other liabilities	395,651	109,124
Capital lease obligation (Note 8)	15,293	34,927

Total liabilities	67,681,165	901,371

Commitments and Contingencies (Note 8)
Stockholders' Equity (Notes 10 and 12)
Preferred stock, $.01 par value, shares authorized: 20,000,000, no shares issued or outstanding	—	—
Common stock, $.01 par value, shares authorized: 10,000,000, shares issued and outstanding: 1,405,930 (2002); 1,405,830 (2001)	14,059	14,058
Surplus	13,998,440	13,997,441
Accumulated deficit	(2,333,183)	(568,591)
Accumulated other comprehensive income	315,889	—

Total stockholders' equity	11,995,205	13,442,908

Total liabilities and stockholders' equity	$79,676,370	$14,344,279

See Notes to Financial Statements.

NEVADA SECURITY BANK

STATEMENTS OF OPERATIONS

Year Ended December 31, 2002 and Date of Inception
(February 26, 2001) Through December 31, 2001

	2002	2001
Interest income on:
Loans	$601,465	$—
Securities	1,187,665	—
Federal funds sold and other	159,018	218,150

Total interest income	1,948,148	218,150

Interest expense on:
Deposits	756,434	89
Other (Notes 8 and 11)	3,128	3,902

Total interest expense	759,562	3,991

Net interest income	1,188,586	214,159
Provision for loan losses (Note 4)	220,000	—

Net interest income after provision for loan losses	968,586	214,159

Other income:
Service charges and fees	67,786	—
Net realized gains on sales of securities available for sale (Note 3)	9,584	—

	77,370	—

Other expenses:
Compensation and consulting	1,276,398	407,890
Occupancy (Note 8)	563,684	202,250
Legal and professional	187,097	2,047
Customer service expense	144,317	—
Stationery and supplies	107,725	18,034
Marketing and business development	105,184	90,778
Data processing	101,989	38,991
Insurance	69,439	10,159
Taxes and licenses	3,235	7,002
Other	251,480	5,599

	2,810,548	782,750

Net loss	$(1,764,592)	$(568,591)

Basic and diluted loss per common share	$(1.26)	$(0.40)

See Notes to Financial Statements.

NEVADA SECURITY BANK

STATEMENTS OF STOCKHOLDERS' EQUITY

Year Ended December 31, 2002 and Date of Inception
(February 26, 2001) Through December 31, 2001

		Common Stock
						Accumulated Other Comprehensive Income
Description	Comprehensive Loss	Outstanding Shares	Amount	Surplus	Accumulated Deficit		Total
Balance, February 26, 2001		—	$—	$—	$—	$—	$—
Net loss	$(568,591)	—	—	—	(568,591)		(568,591)

Proceeds from issuance of 1,405,830 shares of common stock at $10.00 per share, net of offering costs of approximately $47,000		1,405,830	14,058	13,997,441	—		14,011,499

Balance, December 31, 2001		1,405,830	14,058	13,997,441	(568,591)	—	13,442,908
Net loss	$(1,764,592)	—	—	—	(1,764,592)	—	(1,764,592)
Other comprehensive income:
Unrealized holding gain on securities available for sale arising during the year	325,473
Less reclassification adjustment for gains included in net loss	(9,584)

Net unrealized holding gains	315,889	—	—	—	—	315,889	315,889

	(1,448,703)

Proceeds from issuance of 100 shares of common stock at $10.00 per share		100	1	999	—	—	1,000

Balance, December 31, 2002		1,405,930	$14,059	$13,998,440	$(2,333,183)	$315,889	$11,995,205

See Notes to Financial Statements.

NEVADA SECURITY BANK

STATEMENTS OF CASH FLOWS

Year Ended December 31, 2002 and Date of Inception
(February 26, 2001) Through December 31, 2001

	2002	2001
Cash Flows from Operating Activities:
Net loss	$(1,764,592)	$(568,591)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of securities	(9,584)	—
Depreciation and amortization	189,237	—
Net amortization and accretion of securities premiums and discounts	255,468
Provision for loan losses	220,000	—
Increase in accrued interest receivable and other assets	(706,061)	(7,500)
Increase in accrued interest payable and other liabilities	286,527	109,124

Net cash used in operating activities	(1,529,005)	(466,967)

Cash Flows from Investing Activities:
Purchases of securities available for sale	(13,339,755)	—
Purchases of securities held to maturity	(44,801,162)	—
Purchase of Federal Home Loan Bank stock	(51,100)	—
Proceeds from sales of securities available for sale	273,959	—
Proceeds from maturities of securities held to maturity	9,944,777	—
Net increase in loans	(24,831,770)	—
Purchase of premises and equipment	(1,680,058)	(642,988)

Net cash used in investing activities	(74,485,109)	(642,988)

Cash Flows from Financing Activities:
Net increase in deposits	66,512,901	757,320
Payments on capital lease obligation	(19,634)	(5,508)
Proceeds from other borrowed funds	—	500,000
Payments on other borrowed funds	—	(500,000)
Net proceeds from issuance of common stock	1,000	14,011,499

Net cash provided by financing activities	66,494,267	14,763,311

Increase (decrease) in cash and cash equivalents	(9,519,847)	13,653,356
Cash and cash equivalents, beginning of period	13,653,356	—

Cash and cash equivalents, end of period	$4,133,509	$13,653,356

Supplemental Disclosures of Cash Flow Information:
Cash payments for interest	$730,507	$3,933

Equipment acquired under capital lease obligation	$—	$40,435

See Notes to Financial Statements.

NEVADA SECURITY BANK

NOTES TO FINANCIAL STATEMENTS

Note 1.    Nature of Business and Significant Accounting Policies

Nature of business

        Nevada Security Bank (the Bank) is a Nevada state chartered bank that provides a full range of banking services to commercial and consumer customers through its branches located in Reno and Incline Village, Nevada. The Bank's business is concentrated in northern Nevada and is subject to the general economic conditions of this area. The Bank was organized on February 26, 2001 and opened for business on December 27, 2001. Segment information is not presented since principally all of the Bank's revenues are attributable to one reportable segment. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

        A summary of the significant accounting policies used by the Bank follows:

Use of estimates in the preparation of financial statements

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash and cash equivalents

        For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans, deposits and proceeds from issuance of common stock are reported net.

        The Bank maintains amounts on account with other institutions which, at times, may exceed federally insured limits. The Bank has not experienced any losses on such accounts.

Securities held to maturity

        Debt securities for which the Bank has both the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income. The sale of a security within three months of its maturity date or after the collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Securities available for sale

        Securities classified as available for sale are those debt and equity securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

        Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

        Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date. Declines in the fair value of individual securities classified as either held to maturity or available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Loans

        Loans are stated at the amount of unpaid principal, reduced by unearned net loan fees and allowance for loan losses.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

        The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and peer bank loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem credits, and current economic conditions that may affect the borrower's ability to pay. Due to the credit concentration of the Bank's loan portfolio in real estate secured loans, the value of collateral is heavily dependent on real estate values in northern Nevada. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC) and the Financial Institutions Division of the Department of Business and Industry of the State of Nevada, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on peer bank loss experience adjusted for qualitative and environmental factors.

        A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Interest and fees on loans

        Interest on loans is recognized over the terms of the loans and is calculated under the effective interest method. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due.

        The Bank determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Personal loans are typically charged off no later than 180 days delinquent.

        All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan's yield. The Bank is generally amortizing these amounts over the contractual life of the loan. Commitment fees, based upon a percentage of a customer's unused line of credit, and fees related to standby letters of credit are recognized over the commitment period.

Transfers of financial assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement that both entitles and obligates the Bank to repurchase them before their maturity.

Premises and equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Computer equipment	3 - 5
Equipment and furniture	3 - 12

        Amortization of leasehold improvements is computed principally by the straight line method over the term of the lease or the estimated useful life of the assets, whichever is shorter. Amortization expense on assets acquired under capital leases, which are being amortized over the lease terms, is included with depreciation expense on owned assets.

Organization and start-up costs

        Organization and start-up costs were charged to operations as they were incurred pursuant to Statement of Position 98-5 Reporting on the Costs of Start-Up Activities. Organization and start-up costs charged to operations in the period ended December 31, 2001 were approximately $773,000, including interest expense of approximately $4,000 (see Note 9). Interest earned in interest bearing accounts on pre-opening funds was approximately $215,000 in the period ended December 31, 2001.

Income taxes

        Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Stock option plan

        At December 31, 2002, the Bank has a stock-based compensation plan, which is described more fully in Note 12. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no stock-based employee compensation cost has been recognized, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss per share had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123, Accounting for Stock-Based Compensation):

	2002	2001
Net loss:
As reported	$(1,764,592)	$(568,591)
Total stock-based employee compensation expense determined under fair value based method for all awards	(102,201)	—

Pro forma	$(1,866,793)	$(568,591)

Basic loss per share
As reported	$(1.26)	$(0.40)
Pro forma	$(1.33)	$(0.40)

Losses per share

        Losses per common share have been computed on the basis of the weighted-average number of common shares outstanding during each period presented.

        Components used in computing loss per share for the year ended December 31, 2002 are summarized as follows:

	Loss (Numerator)	Shares (Denominator)	Per-share Amount
Basic Loss Per Share
Loss available to common stockholders	$(1,764,592)	1,405,838	$(1.26)

        Components used in computing loss per share for the period ended December 31, 2001 are summarized as follows:

	Loss (Numerator)	Shares (Denominator)	Per-share Amount
Basic Loss Per Share
Loss available to common stockholders	$(568,591)	1,405,830	$(0.40)

Off-balance-sheet instruments

        In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair value of financial instruments

        Financial Accounting Standards Board (FASB) Statement No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value.

        Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction at December 31, 2002. The estimated fair value amounts for 2002 have been measured as of year end, and have not been reevaluated or updated for purposes of these financial statements subsequent to this date. As such, the estimated fair values of these financial instruments subsequent to the reporting date may be different than the amounts reported at year-end.

        The information in Note 13 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank's assets.

        Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank's disclosures and those of other companies or banks may not be meaningful.

        The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

Cash and cash equivalents

        The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold approximate their fair values.

Securities held to maturity and available for sale

        Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank (FHLB) stock

        The Bank is a member of the FHLB system and maintains an investment in capital stock of the FHLB. No ready market exists for the FHLB stock. Management estimates the carrying amount of FHLB stock to approximate its fair value.

Loans

        For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposit liabilities

        The fair values disclosed for deposits with no defined maturities is equal to their carrying amounts which represent the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued interest receivable and payable

        The carrying amounts of accrued interest receivable and payable approximate their fair values.

Off-balance-sheet instruments

        Fair values for the Bank's off-balance-sheet lending commitments (commitments to extend credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

Note 2.    Restrictions on Cash

        The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank. The total of these reserve balances was approximately $139,000 at December 31, 2002.

Note 3.    Securities

        Carrying amounts and fair values of securities being held to maturity as of December 31, 2002 are summarized as follows:

	2002
	Amortized Cost	Unrealized Gains	Unrealized (Losses)	Fair Values
U. S. Treasury securities	$499,623	$9,402	$—	$509,025
U. S. Government-sponsored agencies	11,074,206	119,247	(3,577)	11,189,876
Corporate bonds	1,771,143	91,115	(6,254)	1,856,004
Mortgage-backed securities	21,254,075	215,441	(52,887)	21,416,629

	$34,599,047	$435,205	$(62,718)	$34,971,534

        Securities being held to maturity with a carrying amount of $34,599,000 at December 31, 2002 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

        Carrying amounts and fair values of securities available for sale as of December 31, 2002 are summarized as follows:

	2002
	Amortized Cost	Unrealized Gains	Unrealized (Losses)	Fair Values
U. S. Government-sponsored agencies	$1,134,807	$14,538	$—	$1,149,345
Corporate bonds	11,942,443	361,221	(59,870)	12,243,794

	$13,077,250	$375,759	$(59,870)	$13,393,139

        The amortized cost and fair value of securities as of December 31, 2002 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$500,485	$516,080	$—	$—
Due after one year through five years	3,636,875	3,722,472	5,277,684	5,343,097
Due after five years through ten years	7,805,083	8,005,241	5,433,163	5,572,005
Due after ten years	1,134,807	1,149,346	2,634,125	2,639,803
Mortgage-backed securities	—	—	21,254,075	21,416,629

	$13,077,250	$13,393,139	$34,599,047	$34,971,534

        Gross realized gains from the sale of securities available for sale for the year ended December 31, 2002 totaled approximately $10,000. There were no sales of securities in 2001.

Note 4.    Loans

        The composition of net loans as of December 31 is as follows:

	2002	2001
Commercial, financial and industrial	$3,076,184	$—
Real estate:
Commercial	9,276,441	—
Residential	1,529,679	—
Construction and land development	10,031,987	—
Consumer and other	1,090,998	—

	25,005,289	—
Less:
Allowance for loan losses	220,000	—
Net unearned loan fees	173,519	—

	$24,611,770	$—

        Changes in the allowance for loan and lease losses for the periods ended December 31 are as follows:

	2002	2001
Balance, beginning	$—	$—
Provision for loan losses	220,000	—
Less amounts charged off	—	—
Recoveries of amounts charged off	—	—

Balance, ending	$220,000	$—

        The Bank had no loans which were classified as impaired as of December 31, 2002. In addition, the Bank had no nonaccrual loans or loans 90 days past due and still accruing interest as of December 31, 2002.

Note 5.    Premises and Equipment

        The major classes of premises and equipment at December 31, 2002 and 2001 are as follows:

	2002	2001
Computer equipment	$579,863	$263,915
Leasehold improvements	1,179,673	29,626
Equipment and furniture	576,851	223,573
Automobiles	27,094	—
Construction in progress	—	166,309

	2,363,481	683,423
Accumulated depreciation, including amounts applicable to equipment under capital lease of $6,405	(189,237)	—

	$2,174,244	$683,423

        There was no depreciation recognized from the date of inception (February 26, 2001) through December 31, 2001, as the assets were placed in service December 27, 2001.

Note 6.    Deposits

        At December 31, 2002, the scheduled maturities of time deposits are as follows:

Three months or less	$5,318,066
Over three months through one year	5,964,260
Over one year through three years	486,269
Over three years	211,670

$11,980,265

Note 7.    Income Tax Matters

        The cumulative tax effects of the primary temporary differences which created deferred tax assets and liabilities at December 31, 2002 and 2001 are as follows:

	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$741,000	$15,000
Development stage costs	207,000	260,000
Other	9,000	—

Total deferred tax assets	957,000	275,000

Deferred tax liabilities:
Allowance for loan losses	54,000	72,000
Premises and equipment	106,000	—

Total deferred tax liabilities	160,000	72,000
Net deferred tax asset	797,000	203,000

Less valuation allowance	(797,000)	(203,000)

	$—	$—

        At December 31, 2002 and 2001, the Bank had approximately $2,180,000 and $46,000, respectively, of operating loss carryforwards for federal income tax purposes that expire beginning in 2021. At

December 31, 2002 and 2001, the net deferred tax asset available of $797,000 and $203,000, respectively, was offset by an equal valuation allowance.

Note 8.    Commitments and Contingencies

Financial instruments with off-balance-sheet risk

        The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized in the balance sheets.

        The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        A summary of the contract amount of the Bank's exposure to off-balance-sheet risk as of December 31 is as follows:

	2002	2001
Commitments to extend credit, including unsecured commitments of $3,439,000 for 2002	$14,305,000	$—
Unsecured consumer lines of credit	228,000	—

	$14,533,000	$—

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Concentrations

        The Bank makes commercial, commercial real estate, residential real estate and consumer loans to customers primarily in northern Nevada. At December 31, 2002, real estate loans accounted for approximately 83% of the total loans. Substantially all of these loans are secured by first liens with an initial loan to value ratio of generally not more than 75%. The Bank's policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk the Bank is willing to take. In addition, approximately 16.7% of total loans are unsecured. The Bank's loans are expected to be repaid from cash flows or from proceeds from the sale of selected assets of the borrowers.

        A substantial portion of the Bank's customers' ability to honor their contracts is dependent on the economy in the area. The Bank's goal is to continue to maintain a diversified loan portfolio which requires the loans to be well collateralized and supported by cash flows.

Lease commitments

        The Bank leases the Incline Village branch facility under a noncancelable operating lease expiring in June 2005. The agreement requires monthly rental payments of approximately $6,200.

        The Bank leases the Reno branch facility under a noncancelable operating lease expiring in December 2011. The lease commenced in December 2002. The initial rental payment is approximately $10,500 and escalates at a stated rate per square foot with annual increases of two and a half percent for years five through ten.

        In addition, subsequent to year-end, the Bank entered into a noncancelable operating lease for a loan production office in northern California. The lease calls for monthly rental payments of approximately $1,100 and expires in March 2004.

        Rent expense totaled approximately $191,000 and $68,000, respectively, for the periods ended December 31, 2002 and 2001.

        At December 31, 2002, the future annual minimum lease payments under these operating leases are as follows:

Year ending December 31:
2003	$201,000
2004	220,000
2005	206,000
2006	194,000
2007	199,000
Thereafter	1,052,000

Total minimum lease payments	$2,072,000

        The Bank acquired telephone equipment under capital leases expiring October 26, 2003. The agreements require monthly rental payments of approximately $1,600. Future annual lease payments under these leases total $17,900, of which $2,607 represents interest.

Executive agreements

        The Bank has entered into agreements with five executives, which state that in the event the Bank terminates the employment of these officers without cause, or upon change in control of the Bank, the Bank may be liable for the officers' salaries as outlined in the agreements.

Note 9.    Related Party Transactions

        The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties.

Loan transactions

        Aggregate loan transactions with related parties for the periods ended December 31, 2002 and 2001 were as follows:

	2002	2001
Balance, beginning	$—	$—
New loans	372,000	—
Repayments	(24,000)	—

Balance, ending	$348,000	$—

        Total undisbursed loan commitments outstanding with related parties totaled approximately $342,000 at December 31, 2002.

        None of the loans are past due, nonaccrual or restructured to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. There were no loans to a related party that were considered classified loans at December 31, 2002.

Other transactions

        During the organizational period, the Bank entered into a consulting agreement with the Executive Vice President of Sales and Marketing (EVP), who also serves as a director of the Bank. The agreement was outside of the EVP's employment and position as a director of the Bank. Under the agreement, the EVP designed and implemented a marketing plan in connection with the capitalization of the Bank, designed to build a base of shareholder/customer relationships within the communities where the Bank is located. In return, the Bank paid the EVP professional fees in the amount of $200,000, which is included in the accompanying statement of operations for the period ended December 31, 2001.

Note 10.    Regulatory Capital Requirements

        The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). In addition, the Bank is required to maintain a Tier I leverage capital ratio of 8% for the first three years from the date of inception. Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Bank's actual capital amounts and ratios are presented in the following table:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)	$11,961,000	23%	$4,103,000	8%	$5,129,000	10%
Tier I Capital (to Risk-Weighted Assets)	$11,679,000	23%	$2,052,000	4%	$3,078,000	6%
Tier I Capital (to Average Assets)	$11,679,000	15%	$3,079,000	4%	$3,849,000	5%

        Additionally, State of Nevada banking regulations restrict distribution of the net assets of the Bank because such regulations require the sum of the Bank's stockholders' equity and allowance for loan losses to be at least 6% of the average of the Bank's total daily deposit liabilities for the preceding 60 days. As a result of these regulations, approximately $3,968,000 and $23,000 of the Bank's stockholders' equity was restricted at December 31, 2002 and 2001, respectively. In addition, as a result of the Bank's accumulated deficit, the Bank is restricted from paying cash dividends.

Note 11.    Other Borrowed Funds

        The Bank has entered into two agreements with correspondent banks under which it can purchase federal funds. The interest charged on borrowings is determined by the lending institution at the time of borrowing. The lines are unsecured. There were no balances outstanding under these agreements at December 31, 2002 and 2001.

        The Bank also has an agreement with the Federal Home Loan Bank (FHLB) to borrow funds. Advances are collateralized by qualifying assets pursuant to collateral agreements with the FHLB. There were no advances outstanding on the line at December 31, 2002 and 2001.

        During its pre-opening period, the Bank borrowed $500,000 under a line of credit from a correspondent bank. The line of credit and related interest expense of approximately $4,000 was paid in full upon commencement of the Bank's operations in December 2001.

Note 12.    Stock Options

        The Bank has adopted the 2002 Stock Option Plan (the "Plan") under which options to acquire common stock of the Bank may be granted to employees, officers, directors and others at the discretion of the Board of Directors. The Plan allows for the granting of incentive and nonqualifying stock options as those terms are defined in the Internal Revenue Code. The Plan, as amended, authorized up to 281,166 shares of common stock be provided by shares authorized but not outstanding. The Plan provides for the exercise price and term of each option to be determined by the Board at the date of grant, provided that no incentive option shall have a term greater than 10 years.

        The fair value of each option grant for pro-forma disclosure purposes (see Note 1) is estimated on the date of grant using the following assumptions pursuant to the minimum value method as described in FASB Statement No. 123:

Risk-free interest rate	3.4%
Dividend yield	0%
Expected life	7 years
Fair value per option share	$2.09

        A summary of stock option activity for the year ended December 31, 2002 follows:

	Incentive Stock Options	Nonqualifying Stock Options
Outstanding options, beginning of year	—	—
Granted	5,000	203,500
Exercised	—	—
Forfeited	—	—

Outstanding options, end of year	5,000	203,500

Options exercisable, end of year	1,000	48,900

Weighted-average exercise price:
Outstanding options, end of year	$10.00	$10.00
Options granted, during the year	$10.00	$10.00
Options exercised, during the year	$—	$—
Options forfeited, during the year	$—	$—
Options exercisable, end of year	$10.00	$10.00
Weighted-average remaining life (in years)	10	10

        All stock options granted under the Plan expire 10 years after the date of grant. Incentive stock options and 194,500 of the nonqualified stock options vest 20% upon grant and 20% per year over four years. The remaining 9,000 nonqualified options granted in 2002 vested immediately.

Note 13.    Fair Value of Financial Instruments

        The carrying amount and estimated fair value of the Bank's financial instruments at December 31, 2002 is as follows:

	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$2,128,509	$2,129,000
Federal funds sold	2,005,000	2,005,000
Securities available for sale	13,393,139	13,393,000
Securities held to maturity	34,599,047	34,972,000
Loans, net	24,611,770	24,884,000
Investment in Federal Home Loan Bank stock	51,100	51,000
Accrued interest receivable	613,341	613,000
Financial liabilities:
Deposits	67,270,221	67,392,000
Accrued interest payable	29,055	29,000
Capital lease obligation	15,293	15,000

Interest rate risk

        The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Also, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

Fair value of commitments

        Loan commitments on which the committed fixed interest rate is less than the current market rate are insignificant at December 31, 2002 and 2001.

Note 14.    Subsequent Event

        The Bank intends to effect a reorganization in 2003. The Bank would become a wholly owned subsidiary of a new bank holding company. All shareholders of the Bank, except those who have perfected their dissenter's rights, will receive equivalent shares in the bank holding company in exchange for their shares in the Bank. The reorganization is subject to shareholder and regulatory approvals.

THE BANK HOLDINGS

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Cash and Due From Banks	$3,068	$2,129
Federal Funds Sold	2,180	2,005

Total Cash & Cash Equivalents	5,248	4,134
Securities Available for Sale	37,908	13,393
Securities Held to Maturity	42,242	34,599
Loans:
Gross loans	63,467	25,005
Allowance for loan losses	(767)	(220)
Deferred loan fees, net	(162)	(173)

Net Loans	62,538	24,612
Other equity securities	253	51
Premises and equipment, net	2,081	2,174
Accrued interest receivable	732	613
Other assets	75	100

TOTAL ASSETS	$151,077	$79,676

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand	$20,684	$10,397
Interest bearing demand	6,772	3,657
Savings	1,229	1,010
MMDA's	80,624	40,226
IRA's	613	337
Time deposits <$100,000	5,563	3,810
Time deposits >$100,000	22,859	7,833

Total Deposits	138,344	67,270
Other borrowed funds	1,626	15
Accrued interest payable and Other Liabilities	412	396

TOTAL LIABILITIES	140,382	67,681

SHAREHOLDERS' EQUITY
Preferred Stock, $.01 par value, 20,000,000 shares authorized: no shares issued or outstanding
Common stock, $.01 par value; 10,000,000 shares authorized: 1,405,930 shares issued and outstanding at September 30, 2003 and December 31, 2002	14	14
Surplus	13,998	13,998
Accumulated deficit	(2,988)	(2,333)
Accumulated other comprehensive income (loss)	(329)	316

TOTAL SHAREHOLDERS' EQUITY	10,695	11,995

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$151,077	$79,676

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE BANK HOLDINGS

CONSOLIDATED STATEMENTS OF OPERATIONS & COMPREHENSIVE LOSS

(dollars in thousands, except per share data, unaudited)

	For the Nine-Month Period Ended Sept. 30, 2003	For the Nine- Month Period Ended Sept. 30, 2002	For the Year Ended Dec. 31, 2002
INTEREST INCOME:
Federal funds sold and interest bearing deposits	$60	$134	$158
US Treasury securities	11	10	14
US Gov't agencies	411	198	387
State and political subdivsions	4	—	—
Mortgage-backed securities	470	276	415
Corporate Bonds	355	185	372
Equities	3	1	1

Total investment income	1,314	804	1,347
Loans, including fee income	2,201	242	601

Total interest income	3,515	1,046	1,948

INTEREST EXPENSE:
Interest on deposits	1,287	368	756
Interest on borrowed funds	9	2	3

Total interest expense	1,296	370	759

Net Interest Income	2,219	676	1,189
Provision for loan losses	547	170	220

Net Interest Income after Provision for Loan Losses	1,672	506	969

NON-INTEREST INCOME:
Service charges on deposit accounts	36	12	24
Pre-underwriting Fees	94	—	—
Gain on sale of investment securities available for sale	499	7	9
Other service charges, commissions and fees	70	23	44

Total non-interest income	699	42	77

NON-INTEREST EXPENSE:
Salaries and employee benefits	1,402	968	1,276
Occupancy expense	632	376	564
Other	992	728	971

Total non-interest expense	3,026	2,072	2,811

LOSS BEFORE PROVISION FOR INCOME TAXES	(655)	(1,524)	(1,765)
Provision for income taxes	—	—	—

NET LOSS	$(655)	$(1,524)	$(1,765)
Other comprehensive income (loss), unrealized gain (loss) on securities available for sale	(645)	$105	316

COMPREHENSIVE LOSS	$(1,300)	$(1,419)	$(1,449)

PER SHARE DATA
Loss per share, basic and diluted	$(0.47)	$(1.08)	$(1.26)
Average shares outstanding, basic and diluted	1,405,930	$1,405,830	1,405,838

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE BANK HOLDINGS

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands, unaudited)

	For the Nine Months Ended September 30, 2003	For the Nine Months Ended September 30, 2002	For the Twelve Months Ended December 31, 2002
Cash Flows from Operating Activities
Net loss	$(655)	$(1,524)	$(1,765)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of investment securities available for sale	(499)	(7)	(9)
Provision for loan losses	547	170	220
Depreciation and amortization	262	133	189
Net amortization/accretion on securities premiums and discounts	727	108	255
Increase in interest receivable and other assets	(94)	(568)	(705)
Increase in interest payable and other liabilities	16	69	287

Net cash provided by (used in) operating activities	304	(1,619)	(1,528)

Cash Flows from Investing Activities
Proceeds from sales/calls of securities available for sale	16,255	504	274
Proceeds from maturities of securities Held to Maturity	27,360	885	9,945
Purchases of securities available for sale	(40,999)	(10,764)	(13,340)
Purchases of securities Held to Maturity	(35,647)	(34,274)	(44,801)
Purchase of equity securities	(202)	(51)	(51)
Increase in loans receivable, net	(38,473)	(14,134)	(24,832)
Purchases of premises and equipment	(169)	(943)	(1,680)

Net cash used in investing activities	(71,875)	(58,777)	(74,485)

Cash Flows from Financing Activities
Net Increase in deposits	71,074	48,617	66,513
Proceeds from other borrowed funds	1,625	—	—
Net proceeds from issuance of common stock	—	—	1
Payments on other borrowed funds	—	—	—
Payments on capital lease obligations	(14)	(15)	(20)

Net cash provided by financing activities	72,685	48,602	66,494

Increase (Decrease) in cash and due from banks	1,114	(11,794)	(9,519)
Cash and Cash Equivalents
Beginning of period	4,134	13,653	13,653

End of period	$5,248	$1,859	$4,134

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE BANK HOLDINGS

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—The Business of The Bank Holdings

        On January 17, 2003, The Bank Holdings (the "Company") was incorporated as a bank holding company, for the purpose of acquiring Nevada Security Bank (the "Bank") in a one bank holding company reorganization. The new corporate structure will permit the Company and the Bank greater flexibility in terms of operation, expansion and diversification. The Company, the Bank and NSB Merger Corporation entered into a Plan of Reorganization and Agreement of Merger dated April 17, 2003. The Plan of Reorganization and Agreement of Merger provided for the exchange of shares of the Bank for shares of the Company on a share-for-share basis (the "Reorganization"). The Reorganization was approved by the Company's shareholders on July 9, 2003, and all required regulatory approvals or non-disapprovals with respect to the Reorganization have been obtained. The Reorganization was consummated on August 29, 2003. At the present time, the Company has no other operating subsidiaries.

        The Company's principal sources of income will be earnings from assets held for investment and dividends from the Bank. The expenditures of the Company, including (but not limited to) the payment of dividends to shareholders, if and when declared by the Board of Directors, and the costs of debt service, will generally be paid from these sources.

Nature of Banking Activities

        Nevada Security Bank is a Nevada state-chartered bank that was incorporated on February 26, 2001, and opened for business on December 27, 2001. The Bank operates two branches—one in Incline Village and one in Reno, Nevada. These branches opened on March 6, 2002 and December 27, 2001, respectively. The Reno office relocated to permanent facilities on December 6, 2002. The Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation (FDIC). In addition to the two branch deposit offices, the Bank has a loan production office in Rancho Cordova, California which opened for business in April of 2003. It operates under the name of Silverado Funding, and was established to facilitate the extension of credit to loan customers through association with the Small Business Administration. Further, the Bank's regulators, the State of Nevada Department of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC) have approved a new northwest Reno branch office within the vicinity of Robb and Mae Ann, in the City of Reno, Nevada. It is anticipated that this branch will open for business in September 2004.

Note 2—Basis of Presentation

        The consolidated financial statements include the accounts of the Company and the Bank and as a result of the reorganization described above, reflect the historical carrying amounts. All significant intercompany balances and transactions have been eliminated in consolidation.

        The accompanying unaudited consolidated financial statements as of September 30, 2003 and 2002 have been prepared in a condensed format, and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

        The information furnished in these interim statements reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for each respective period presented. Such adjustments are of a normal recurring nature, unless otherwise disclosed in this document. The results of operations in the interim statements are not necessarily indicative of the results that may be expected for any other quarter or for the full year. Certain amounts reported for 2002 have been reclassified to be consistent with the reporting for 2003 with no effect on stockholders' equity or net loss. The interim financial information should be read in conjunction with the Bank's

Annual Report. Condensed financial information as of and for the year ended December 31, 2002 has been presented next to the interim financial statements for informational purposes.

        The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Note 3—Stock Based Compensation

        The Company's stock-based employee compensation plan, the 2002 Stock Option Plan, was assumed from Nevada Security Bank in August 2003 in conjunction with the Company's acquisition of all the outstanding shares of the Bank. The 2002 Stock Option Plan is accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in the statement of operations, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

        Pro forma adjustments to the Company's consolidated net loss and loss per common share are disclosed during the periods in which the options become vested. The following table illustrates the effect on net loss and loss per common share as if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Stock-Based Employee Compensation

	For the Nine Month Period Ended Sept. 30, 2003	For the Nine Month Period Ended Sept. 30, 2002	For the Year Ended Dec. 31, 2002
	(dollars in thousands, except per data share)
Net loss, as reported	$(655)	$(1,524)	$(1,765)
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards	(123)	(51)	(102)

Pro forma net loss	$(778)	$(1,575)	$(1,867)

Basic and diluted loss per common share—as reported	$(0.47)	$(1.08)	$(1.26)
Basic and diluted loss per common share—pro forma	$(0.55)	$(1.12)	$(1.33)

Note 4—Current Accounting Developments

        In December 2002, The Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reporting containing financial statements for interim periods beginning after December 15, 2002.

Because the Company accounts for the compensation cost associated with its stock option plan under the intrinsic value method, the alternative methods of transition will not apply to the Company. In management's opinion, the adoption of this Statement did not have a material impact on the Company's consolidated financial position or results of operations.

        On April 30, 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies the accounting for derivative instruments by providing guidance related to circumstances under which a contract with a net investment meets the characteristics of a derivative as discussed in Statement 133. The Statement also clarifies when a derivative contains a financing component. The Statement is intended to result in more consistent reporting for derivative contracts and must be applied prospectively for contracts entered into or modified after June 30, 2003, except for hedging relationships designated after June 30, 2003. In management's opinion, the adoption of this statement did not have a material effect on the Company's consolidated financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In management's opinion, adoption of this Statement did not have a material effect on the Company's consolidated financial position or results of operations.

        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statement No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Implementation of FIN 45 did not have a significant impact on the Company's financial statements.

        In January 2003, FASB issued FIN No. 46 "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51." FIN 46 establishes accounting guidance for consolidation of variable interest entities (VIE) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE entity is the entity that absorbs a majority of the VIE's expected losses, receives a majority of the VIE's expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. If a VIE existed prior to February 1, 2003, FIN 46 was effective at the beginning of the first interim period beginning after June 15, 2003. However, on October 8, 2003, the Financial Accounting Standards Board (FASB) deferred the implementation date of FIN 46 until the first period ending after December 15, 2003. Implementation of FIN 46 is not expected to have significant impact on the Company's financial statements.

Note 5—Earnings (Loss) Per Share

        Loss per share for all periods presented in the Consolidated Statements of Operations are computed based on the weighted average number of shares outstanding during each period. The dilutive effect of stock options has not been included in the computation for the loss per common share because inclusion would be anti—dilutive. Options outstanding as of September 30, 2003 and December 31, 2002 were 227,000 and 208,500 respectively and have an average exercise price of approximately $10.00.

Loss per Share	For the Nine-Month Period Sept. 30, 2003	For the Nine-Month Period Sept. 30, 2002	For the Year Ended Dec. 31, 2002
	(dollars in thousands, except per data share)
Basic loss and diluted per share: average shares outstanding	1,405,930	1,405,830	1,405,838
Net loss	$(655)	$(1,524)	$(1,765)
Basic and diluted loss per share	$(0.47)	$(1.08)	$(1.26)

Note 6—Comprehensive Loss

        Comprehensive loss includes net loss and other comprehensive loss. The Company's only source of other comprehensive loss is derived from unrealized gains and losses on investment securities available for sale. Reclassification adjustments, resulting from gains or losses on investment securities that were realized and included in net loss of the current period that also had been included in other comprehensive loss as unrealized holding gains or losses in the period in which they arose, are excluded from comprehensive loss of the current period. The Company's comprehensive loss was as follows:

Comprehensive Loss	For the Nine-Month Period Ended Sept. 30, 2003	For the Nine-Month Period Ended Sept. 30, 2002	For the Year Ended Dec. 31, 2002
	(dollars in thousands)
Net Loss	$(655)	$(1,524)	$(1,765)
Other comprehensive loss:
Unrealized holding loss	(146)	112	325
Less: reclassification adjustment	(499)	(7)	(9)

Total other comprehensive loss	(645)	105	316

Comprehensive loss	$(1,300)	$(1,419)	$(1,449)

Note 7—Financial Instruments with Off-Balance-Sheet-Risk

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business, in order to meet the financial needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet. Unsecured commitments were approximately $8.8 million, and $3.7 million at September 30, 2003 and December 31, 2002, respectively.

        The following financial instruments represent off-balance-sheet credit risk (dollars in thousands):

	September 30, 2003	December 31, 2002
Commitments to extend credit	$19,858	$14,533
Standby letters of credit	$17	$-0-

        Commitments to extend credit consist primarily of unfunded single-family residential construction loans and home equity lines of credit, and commercial real estate construction loans and commercial revolving lines of credit. Construction loans are established under standard underwriting guidelines and policies and are secured by deeds of trust, with disbursements made over the course of construction. Commercial revolving lines of credit have a high degree of industry diversification. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are generally secured and are issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Note 8—Other Borrowed Funds

        Other borrowed funds as of September 30, 2003 includes $1.625 million in unsecured notes payable to related parties. These notes were issued by the Company and $1.450 million of the funds were contributed to the Bank to support its growth. Of the total notes drawn, $1.5 million have a floating rate with a floor of 6.25% and are due April 30, 2004, while $125,000 are drawn with a floating rate with a floor of 6.5% and are due June 30, 2005.

        The company has lines of credit available to it under various agreements with the Federal Home Loan Bank of San Francisco, Pacific Coast Banker's Bank, and Zions National Bank. As of September 30, 2003 and 2002, as well as December 31, 2002, no funds had been drawn from these sources.

Part II: Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

        The Articles of Incorporation and Bylaws of The Bank Holdings ("Registrant") provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by Nevada law including the use of an indemnity agreement. Registrant's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by Nevada law.

        The indemnification law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Registrant's Bylaws provide that Registrant shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Registrant's Bylaws also provide that Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Registrant's Bylaws.

Item 25. Other Expenses of Issuance and Distribution

        The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee are estimates.

Amount to be Paid
SEC registration fee	$1,658.00
Legal fees and expenses	$100,000.00
Accounting fees and expenses	$60,000.00
Printing	$10,000.00
Transfer agent fees	$5,000.00
Underwriter's nonrefundable fee	$145,000.00
Miscellaneous	$13,342.00

Total	$335,000.00

Item 26. Recent Sales of Unregistered Securities

        Registrant has issued $2,125,000 in debt, which were offered and sold by us in reliance upon exemptions from registration pursuant to Rule 506. No underwriters were involved in connection with the sales of securities referred to in this Item 26.

Item 27. Exhibits

Exhibit	Description
1.1	Draft Underwriting Agreement with D. A. Davidson & Co.
3.1	Articles of Incorporation(1)
3.2	Bylaws(1)
4.1	Specimen of Stock Certificate
4.2	Form of Warrant Certificate
5.1	Opinion of Gary Steven Findley & Associates
10.1	2002 Stock Option Plan(2)
10.2	Employment Agreement of Harold G. Giomi(2)
10.3	Non-qualified Stock Option Agreement of Harold G. Giomi(2)
10.4	Employment Agreement of David A. Funk(2)
10.5	Non-qualified Stock Option Agreement of David A. Funk(2)
10.6	Employment Agreement of Joe P. Bourdeau(2)
10.7	Non-qualified Stock Option Agreement of Joe P. Bourdeau(2)
10.8	Employment Agreement of Jack B. Buchold(2)
10.9	Non-qualified Stock Option Agreement of Jack B. Buchold(2)
10.10	Employment Agreement of Robert J. Walter(2)
10.11	Non-qualified Stock Option Agreement of Robert J. Walter(2)
10.12	Non-qualified Stock Option Agreement of Edward Allison(2)
10.13	Non-qualified Stock Option Agreement of Robert Barone(2)
10.14	Non-qualified Stock Option Agreement of Keith Capurro(2)
10.15	Non-qualified Stock Option Agreement of Jan Clark(2)
10.16	Non-qualified Stock Option Agreement of Jan Clark(2)
10.17	Non-qualified Stock Option Agreement of Edward Coppin(2)
10.18	Non-qualified Stock Option Agreement of Leonard Detrick(2)
10.19	Non-qualified Stock Option Agreement of Jesse Haw(2)
10.20	Non-qualified Stock Option Agreement of Jim Mancuso(2)
10.21	Lease Agreement for Incline Village Office(2)
10.22	Lease Agreement for Reno Office(2)
10.23	Lease Agreement for Rancho Cordova Loan Production Office(2)
10.24	Lease Agreement for approved but unopened Robb and Mae Ann Office(2)
10.25	Deferred Compensation Plan(2)

21.1	Registrant's sole subsidiary is Nevada Security Bank, a Nevada corporation, which also does business under the name Silverado Funding.
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Gary Steven Findley & Associates (included as exhibit 5.1)
99.1	Subscription Application
99.2	Impound Account Agreement
99.3	Cover letters to prospective subscribers

(1)
This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Registration Statement on Form S-4, filed with the Commission on May 21, 2003.

(2)
This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our 10Q-SB, filed with the Commission on November 14, 2003.

Item 28. Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, The Bank Holdings certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on December 17, 2003.

THE BANK HOLDINGS
By	/s/ HAL GIOMI Hal Giomi Chairman & Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hal Giomi or Jack Buchold, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-law and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ HAL GIOMI Hal Giomi	,	Chairman & Principal Executive Officer	December 17, 2003
/s/ EDWARD ALLISON Edward Allison	,	Director	December 17, 2003
/s/ EDWARD COPPIN Edward Coppin	,	Director	December 17, 2003
/s/ JACK BUCHOLD Jack Buchold	,	Principal Accounting & Financial Officer	December 17, 2003

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
Risks Related to Our Company
Risks Related to This Offering
FORWARD-LOOKING STATEMENTS
THE OFFERING
USE OF PROCEEDS
CAPITALIZATION
DILUTION
MARKET INFORMATION AND DIVIDEND POLICY AND RELATED MATTERS
BUSINESS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Financial Condition
Capital Resources
Current Accounting Developments
REGULATION AND SUPERVISION
LEGAL PROCEEDINGS
MANAGEMENT AND DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
DESCRIPTION OF CAPITAL STOCK AND WARRANTS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INDEMNIFICATION
AVAILABLE INFORMATION
THE BANK HOLDINGS INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT
NEVADA SECURITY BANK BALANCE SHEETS December 31, 2002 and 2001
NEVADA SECURITY BANK STATEMENTS OF OPERATIONS Year Ended December 31, 2002 and Date of Inception (February 26, 2001) Through December 31, 2001
NEVADA SECURITY BANK STATEMENTS OF STOCKHOLDERS' EQUITY Year Ended December 31, 2002 and Date of Inception (February 26, 2001) Through December 31, 2001
NEVADA SECURITY BANK STATEMENTS OF CASH FLOWS Year Ended December 31, 2002 and Date of Inception (February 26, 2001) Through December 31, 2001
NEVADA SECURITY BANK NOTES TO FINANCIAL STATEMENTS
THE BANK HOLDINGS CONSOLIDATED BALANCE SHEETS (dollars in thousands, unaudited)
THE BANK HOLDINGS CONSOLIDATED STATEMENTS OF OPERATIONS & COMPREHENSIVE LOSS (dollars in thousands, except per share data, unaudited)
THE BANK HOLDINGS CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands, unaudited)
Part II: Information Not Required in Prospectus
SIGNATURES
POWER OF ATTORNEY